                                                                EXHIBIT 99.3

                        ROBERT F. McCLOSKEY ASSOCIATES

                    REAL ESTATE APPRAISERS AND CONSULTANTS








                             APPRAISAL REPORT OF A
                            559.7142 CUERDA PARCEL
                   LOCATED AT KM. 16.2, STATE ROAD NUMBER 3
                    MUNICIPALITY OF CANOVANAS, PUERTO RICO








PREPARED

For:      First Bank of Puerto Rico
          Mr. Luis Beauchamp
          Executive Vice President
          Santurce, Puerto Rico

By:       Robert F. McCloskey, MAI, CRE
          Federal Certified
          General Real Estate Appraiser

          William A. Medina
          Federal Certified
          General Real Estate Appraiser

As Of:    June 30,1995

                         ROBERT F McCLOSKEY ASSOCIATES

                    REAL ESTATE APPRAISERS AND CONSULTANTS



                                                                    July 7, 1995



First Bank of Puerto Rico
Mr. Luis Beauchamp
Executive Vice President
Santurce, Puerto Rico

Dear Mr. Beauchamp:

In accordance with your request, we have prepared a narrative appraisal report of a tract of land located south of State Road No. 3 Km. 16.2, Municipality of Canovanas, Puerto Rico.

The purpose of the appraisal was to estimate the market value in fee simple of the property, assumed vacant and available for use, according to the definition stated in the report and subject to the assumptions, limiting conditions and certificates herein, as of June 30, 1995.

The subject property consists of three contiguous vacant, irregular shaped parcels of land with varied topography and with a total area of 559.7142 cuerdas. For purposes of this report, the three parcels are considered as one.

Following inspection of the subject property; and, after a thorough investigation and analysis of the economic factors affecting values in the area, it is our opinion that the estimated market value in fee simple of the subject property, as of June 30 1995 was:

                                 $6,100,000.00
                  (SIX MILLION ONE HUNDRED THOUSAND DOLLARS)

The supporting data and the results of our investigation and analysis upon which this value is based are contained in the accompanying narrative appraisal report.

                                  Very truly yours,

                                  /s/ Robert F. McCloskey

                                  Robert F. McCloskey, MAI, CRE
                                  Federal Certified General
                                  Real Estate Appraiser

                             APPRAISAL REPORT OF A
                            559.7142 CUERDA PARCEL
                                  LOCATED AT
                         KM. 16.2, STATE ROAD NUMBER 3
                    MUNICIPALITY OF CANOVANAS, PUERTO RICO

                              [MAP APPEARS HERE]





                         THE MUNICIPALITY OF CANOVANAS

                               Table of Contents


                                                                          Page
                                                                          ----
Summary of Salient Facts and Conclusions.....................................i

General Assumptions.........................................................ii

General Limiting Conditions.................................................iv

Introduction.................................................................1

Area Analysis - The Island of Puerto Rico....................................4

The Municipality of Canovanas...............................................15

Introduction to the Valuation Process.......................................25

The Sales Comparison Approach...............................................26

Reconciliation and Final Value Estimate.....................................57

Certificate of the Appraiser................................................59

Qualification Data - Robert F. McCloskey....................................61

Qualification Data - William A. Medina......................................67

                   Summary of Salient Facts and Conclusions
                   ----------------------------------------


Location                       :  State Road Number 3, Kilometer 16.2,
                                  Canovanas Ward of the Municipality of
                                  Canovanas, Puerto Rico

Owner of Record                :  Land Development Associates,  S.E.

Property Rights Appraised      :  Fee Simple as defined

Area of Parcels                :  Parcel A       473.7202 cuerdas
                                  Parcel B        79.2200 cuerdas
                                  Parcel C         6.7740 cuerdas
                                  ---------      ----------------
                                  Total          559.7l42 cuerdas

Improvements                   :  Assumed vacant and available for use

Zoning                         :  Residential (R-1)

Highest and Best Use           :  Planned Unit Development

Value Indicated by the
Sales Comparison Approach      :  $6,100,000.00

Final Value Estimate           :  $6,100,000.00

Date of Value Estimate         :  June 30,1995

Additional Comments            :  The subject property is the land that sur-
                                  rounds the New El Comandante Racetrack. It
                                  consist of a total of 559.7142 cuerdas of
                                  vacant, undeveloped land formed by three
                                  contiguous parcels.  The overall property is
                                  irregular in shape and contains varying
                                  topographic configurations from level to
                                  highly steep slopes.

                              General Assumptions
                              -------------------

    This appraisal report has been made with the following general assumptions:

    . No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

    . The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated. All taxes are assumed to be current. In specific cases, at the request of the client, the appraiser(s) may present data on past due ad valorem taxes. However, this data is not certified and is only a verbal confirmation by the tax authority. This data should not be relied upon by the client and has no affect on the final value estimate.

    . The property is appraised as though under responsible, adequately capitalized ownership and competent property management.

    . The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

    . All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

    . It is assumed that there are no hidden or non-apparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

    . It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

    . It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

    . It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

    . It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

    . The availability of capacity and/or connection rights to any or all public utilities has not been determined by the appraiser(s). The value estimate reported herein is contingent upon and limited to said capacity and right of connection.

                          General Limiting Conditions
                          ---------------------------

    The appraiser(s) will not be required to give testimony or appear in court because of having made this appraisal, with reference to the property in question, unless arrangements have been previously made thereof.

    . Any cause of action resulting between the appraiser(s) and the client in conjunction with this appraisal, either directly or indirectly, will be limited in damages to the amount of the ap-praisal fee received for the assignment. Furthermore, it is agreed that you will indemnify Robert F. McCloskey Associates, Inc. for any damages, costs, expense, and attorney's fees resulting from any cause of action by any interested party other than the client, concerning the appraisal or report.

    . Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser(s), and in any event only with proper written qualification and only in its entirety.

    . In the case where an improvement is considered, the distribution of the total valuation between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used.

    . Disclosure of the contents of this report is governed by the by-laws and Regulations of the Appraisal Institute. Neither all nor any part of the contents of this report, or copy thereof, shall be conveyed to the public through advertising, public relations, news, sales or any other media without written consent and approval of the appraiser(s). Nor shall the appraiser(s), firm or professional organization of which the appraiser (s) is (are) a member be identified without prior written consent of the appraiser(s).

    . The physical condition of the improvements described herein is based on visual inspection only. No liability is assumed for the soundness of structural members including roof (wear and leakage), foundation (settling or leakage), footings, exterior and interior walls, partitions, floors, or any other part of the structure, since no engineering tests were made of same and no termite inspection was conducted. Furthermore, we accept no legal responsibility for the efficiency of the plumbing and electrical systems, the heating and air conditioning equipment, or any major appliances. Unless otherwise noted, all of these items appeared adequate and operational.

    . In this appraisal assignment, the existence of potentially hazardous material used in the construction or maintenance of the building, such as the presence of urea formaldehyde foam insulation or asbestos, and/or existence of toxic waste, which may or may not be present on the property, has not been considered. The appraiser(s) is (are) not qualified to detect such substances. We urge the client to retain an expert in this field if desired.

    . The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey or analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. The appraisers considered some of the major requirements of ADA that the subject property lacks and that affect its market value. These include the need to install an elevator, remodel the bathrooms, and outfit the entrance doors, all to accommodate the physically challenged. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with other requirements of the Act. If so, this fact could have a negative impact upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with other requirements of ADA in estimating the value of the property.

                            Scope of the Assignment
                            -----------------------

The purpose of this appraisal analysis and report was to estimate the market value of the fee simple interest in the subject property as of June 30, 1995. The subject property is located south of State Road No. 3 Km. 16.2, Municipality of Canovanas, Puerto Rico. It consists of 559.7142 cuerdas of vacant, undeveloped land formed by three contiguous parcels. The overall property is irregular in shape and contains varying topographic configurations from level to highly steep slopes.

This section of the appraisal report delineates the steps of research and analysis necessary to prepare an appraisal in accordance with the intended use, the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

This appraisal assignment required several steps. First, all pertinent information and documents were requested and obtained from Mr. Francisco Arrivi, representative of Land Development Associates, S. E. (LDA), owners of the property.

The next step was to visit the subject neighborhood. Vehicular and pedestrian access was evaluated around the subject. The subject property was inspected on June 15, 1995. The parcels were inspected to identify physical characteristics, amenities and possible adverse physical easements.

The appraisers performed a market area analysis, a region analysis and a neighborhood analysis. Information for these sections of the appraisal was obtained from government agencies and from field inspections.

The Planning Board was visited to obtain the zoning classification of the property. The flood maps prepared by the Federal Emergency Management Agency were also verified to determine the subject's flood zone classification. The San Juan Municipal Revenue Collection Center (CRIM for its Spanish acronym) was visited and a Tax Code Map was procured in order to identify the subject property's Tax Code Number. Then the assessment book was checked to determine the assessment and the yearly property taxes of the subject property.

The subject parcel was thoroughly inspected by the appraisers to examine its most important characteristics, especially its topography and any evident easements, encroachments or rights of way affecting it. In estimating the highest and best use of the property an analysis was made of all available data including size, location, shape, zoning and other relevant considerations.

In the appraisal process, the appraisers considered the three typical approaches to value, namely the cost approach, the sales comparison approach and the income capitalization approach which will be described in the Method of Valuation section of this report. However, given the fact that the purpose of this report was to determine the market value in fee simple of a parcel of vacant land, the Cost and Income Capitalization Approaches to value were considered not applicable.

The Cost Approach is a good method of valuation on new improved properties where estimating accrued depreciation is less subjective. On the other hand, the income Capitalization Approach is best when there is an adequate amount of market rent information that can enable the appraisers to estimate a Net Operating Income. In the specific market where the subject is located, there is not an active rent market of vacant parcels and it was, therefore, also considered not applicable in this assignment.

Finally, the appraisers considered and used the Sales Comparison Approach to estimate the value of the parcel. Financing terms and sales conditions were verified, and the comparable sales were then adjusted for any differences with the subject. The adjusted comparable sales were then reconciled into a single value estimate for the subject parcel. After assembling and analyzing the data defined in this scope of appraisal, a final estimate of value was concluded.

                              [MAP APPEARS HERE]





                             PUERTO RICO AREA MAP

                              [MAP APPEARS HERE]

                              [MAP APPEARS HERE]

                              [MAP APPEARS HERE]
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                              [MAP APPEARS HERE]
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                              [MAP APPEARS HERE]

                                 Introduction
                                 ------------

Identification of the Subject Property
--------------------------------------

The subject property is the land that surrounds the New El Comandante Racetrack. It consists of 559.7142 cuerdas of vacant, undeveloped land subdivided into three different parcels. Parcel A is the largest tract with a total area of 473.7202 cuerdas; Parcel B has a total area of 79.2200 cuerdas and Parcel C has a total of 6.7740 cuerdas. For purposes of this appraisal, the three parcels are considered as a whole.

The overall property is irregular in shape and contains varying topographic configurations from level to highly steep slopes. Said parcel were formerly divided into seven (7) separate parcels. When the property was acquired by the current owners, they assembled five of the parcels into one 473.7202 cuerda tract and the other two remained unchanged.

According to the information provided, the five parcels that were assembled into the larger property are described as follows:


                      ---------------------------------------------
                            Parcel Number           Area in Cuerdas
                      ---------------------------------------------
                      A-1  (formerly Parcel B)             183.8612
                      ---------------------------------------------
                      A-2  (formerly Parcel D)               76.601
                      ---------------------------------------------
                      A-3  (formerly Parcel E)               55.207
                      ---------------------------------------------
                      A-4  (formerly Parcel F)                63.29
                      ---------------------------------------------
                      A-S  (formerly Parcel G)               94.761
                      ---------------------------------------------
                      Total                                473.7202
                      ---------------------------------------------

The parcels as described above were labeled parcels B, D, E, F, and G because they were categorized according to their possible uses and or physical features such as topography, among others. Given that these areas simplify the valuation process of the larger tract, the appraisers will refer to this larger tract according to the parcel numbers listed above.

Definition of Market Value /1/
--------------------------

Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and the seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of the sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and seller are typically motivated;


__________________
/1/ Definition of market value accepted by the National Credit Union Administration, Office of Thrift Supervision, Federal Reserve Bank, Federal Deposit Insurance Corporation, and Resolution Trust Corporation.

                              [MAP APPEARS HERE]

     . Both parties are well informed or well advised and acting in what they consider own best interests

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

Value Terms
-----------

Value in this report is in terms of cash, U.S. dollars ($).

Purpose of the Appraisal
------------------------

The purpose of this appraisal was to estimate the market value of the fee simple interest in the subject property considered as a single parcel as of June 30, 1995.

Function of the Appraisal
-------------------------
The appraisal was requested by FirstBank to be used as loan collateral purposes.

Property Rights Appraised
-------------------------

This appraisal is made with the understanding that the ownership of the real estate of the subject property includes all the rights that may be lawfully owned, and is therefore title in fee simple.

Definition of Fee Simple /2/
------------------------

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the government powers of taxation, eminent domain, police power, and escheat.

Effective Date of the Appraisal
-------------------------------

The effective date of this report was the last time that the appraisers physically inspected the premises. This date has been established as June 30, 1995.



_____________________

/2/ Dictionary of Real Estate Appraisal, Third Edition, published in 1993 by the Appraisal Institute

Date of the Report
------------------

June 30 1995


Estimated Exposure Time /3/
-----------------------

Reasonable exposure time is one of a series of conditions in most market value definitions. Exposure time is always presumed to precede the effective date of the appraisal. Exposure time may be defined as follows:

The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of sale at market value on the effective date of the appraisal; retrospective estimate based upon an analysis of past events assuming a competitive and open market.

Exposure time is different for various types of real estate and under various market conditions. It is noted that the overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable efforts. The definition of market value used in this appraisal allows for a reasonable exposure time in the open market to find a purchaser.

As it will be explained further on in this report the subject property is divided into four different categories according to the physical characteristics of the parcels. The area that is in category I consists of the site that has commercial exposure. Category II on the other hand, relates to the parcels that can be potentially developed into residential developments and that also have the best physical features such as adequate topography. The parcels located under category III are those that have steep and undevelopable areas. According to the information obtained from the market as well as from conversations with active developers the appraisers conclude that an adequate marketing period for the categories is 2, 5, 7 and 10 years respectively. Appropriate discounting procedures will be utilized in the valuation section of this report.

HISTORY OF THE PROPERTY
-----------------------

The Uniform Standards of Professional Appraisal Practice indicate that in developing a real property appraisal, an appraiser must:

 .    Consider and analyze any current agreement of sale, option, or listing of the property being appraised, if such information is available in the normal course of business.

 .    Consider and analyze any prior sale of the property being appraised that occurred during the following periods; one year for one to four family residential properties: and three years for all other property types.



__________________

/3/ Statement of Appraisal Standards No. 6 (SMT-6) issued by the Appraisal Standards Board of the Appraisal Foundation on September 16, 1992.

The subject property was part of the landmark site of the new El Comandante Racetrack. As per Deed No. 46 & 47 of Consolidation and Conveyance, dated December 14, 1989 before Jose R. Jimenez Del Valle, Esq.; Banco Popular de Puerto Rico, acting as Trustee for San Juan Racing Association, Inc., sold to Land Development Associates, S. E. the subject parcels, including the site of the new track, for a total price of $9.57 million. A reduced copy of this deed is included in the Addendum of this report.

UNITS OF COMPARISON
-------------------

In Puerto Rico, land area is measured in square meters while improvements are measured in square feet. One square meter is equal to 10.76 square feet. Farm land and large tracts of land are measured in "cuerdas". One cuerda is equivalent to 42,306.27 square feet or 0.9712 acres. It can be said that this measurement became a hybrid system, as it contains elements from the Metric and English system. In our analysis of comparable land sales, price per cuerda will be the unit of comparison that will be used.

AREA ANALYSIS - THE ISLAND OF PUERTO RICO
-----------------------------------------

The purpose of the area analysis is to analyze all pertinent historical and projected economic and demographic data to determine if the subject's area is likely to experience growth, stability or decline.

GENERAL INFORMATION
-------------------

Puerto Rico was a Spanish colony for approximately four centuries shortly after being discovered by Columbus in 1493. In 1898, the Island came under the sovereignty of the United States as part of the Treaty of Paris which ended the Spanish-American war. Puerto Ricans hold U.S. citizenship since 1917. In 1952, the Island approved its own constitution and since then it has been a U.S. Commonwealth. Puerto Rico shares a common defense, economic market and currency with the United States. The official languages are Spanish and English, but not all inhabitants are bilingual. Puerto Ricans do not pay federal taxes, except for Social Security taxes and income taxes on federal workers.

GOVERNMENT
----------

The Commonwealth of Puerto Rico depends heavily on fiscal and monetary decisions adopted by the U.S. Congress. As an example, we have Section 936 of the U.S. Internal Revenue Code. Under this Section, U.S. companies meeting certain requirements can obtain a 100% tax credit against U.S. federal income taxes for earnings derived from a Puerto Rican operation.

Due to some local tax incentives and restrictions, many of these "936 companies" deposit their profits in local financial institutions. These deposits constituted 35% of private deposits and 29% of total bank deposits in 1990. They provide a source of low-cost funding for the economic development of the island. Besides the ease of financing, recent studies indicate that "936 companies" generate, directly and indirectly, 300,000 jobs in Puerto Rico. The majority of the direct employment is generated in the manufacturing sector, specifically in the professional instruments, electronic equipment, and pharmaceutical industries.

The trend of the present U.S. Government administration has been to reduce the income tax benefits of 936 companies established in Puerto Rico, which economists say will have a negative effect whose magnitude depends in the speed and depth of the cuts.

TRANSPORTATION
--------------

San Juan Port
-------------

The Port of San Juan is the busiest ocean terminal in the Caribbean and ranks among the leading ports of the world in terms of volume and cargo. This deep water harbor lies within San Juan Bay. It is three miles long, and varies in width from 0.6 to 1.3 miles. This harbor also services many cruise ships docking in San Juan, of which approximately 20 call San Juan its home port.

Hoteliers are divided among those who think that cruise ships are destinations of their own and take away from hotel business, and those who think that they provide marketing for the individual islands, as passengers return for an extended stay after a cruise that briefly visited the island. The fact is that area hotels benefit from overnight visitation generated from incoming cruise ships. Many cruises begin or end in San Juan, an passengers often spend one or more nights on the Island prior or after the voyage.

The following table illustrates the substantial recent increases in the annual number of visitors to Puerto Rico in cruise ships.


--------------------------------------------------------------------------------
                      CRUISE SHIP ARRIVALS - PUERTO RICO
--------------------------------------------------------------------------------
      Year         Cruise Ships  Visitors  #Change  Expenditures (Millions)
--------------------------------------------------------------------------------
      1980-81          713       531,222   (----)          $23.70
--------------------------------------------------------------------------------
      1981-82          603       444,148      -16.40%      $21.60
--------------------------------------------------------------------------------
      1982-83          545       411,150       -7.40%      $20.30
--------------------------------------------------------------------------------
      1983-84          553       436,008        9.00%      $21.80
--------------------------------------------------------------------------------
      1984-85          531       419,297       -3.80%      $21.20
--------------------------------------------------------------------------------
      1985-86          569       448,973        7.10%      $23.10
--------------------------------------------------------------------------------
      1986-87          696       584,429       30.20%      $30.40
--------------------------------------------------------------------------------
      1987-88          768       723,724       23.80%      $39.00
--------------------------------------------------------------------------------
      1988-89          776       777,405        7.40%      $43.30
--------------------------------------------------------------------------------
      1989-90          906       866,090       11.40%      $50.30
--------------------------------------------------------------------------------
      1990-91          911       891,348        2.90%      $54.40
--------------------------------------------------------------------------------
      1991-92          943     1,073,370       20.42%      $66.30
--------------------------------------------------------------------------------
      1992-93          850     1,014,490       -5.49%      $66.90
--------------------------------------------------------------------------------
      1993-94          793       980,220       -3.38%      $66.70
--------------------------------------------------------------------------------

As indicated in the preceding table, cruise ship visitors to the Island almost doubled during the past twelve years, and indicate an average compounded growth of 4.83% per year. However, visitors have decreased during the past two years in a row, a trend that has government officials worried. Expenditures have almost tripled during the past twelve years same period, with an average annual compounded growth of 8.28% per year. Tourism Company officials expect the previous upward trend to resume and continue for two reasons; first because the Ports Authority is in the midst of an improvement program of its docking facilities, and second because the new Paseo Portuario project (a mixed-use master plan for the development of the Marina Ward near the dock areas) will make the area more attractive.

Considering the effect cruise ships have in the hotel business (passengers spend one or more nights at the beginning or end of cruises) it is expected that this segment of the tourist industry will generate additional demand for hotel rooms, especially in regions near docking facilities.

Luis Munoz Marin International Airport
--------------------------------------

The following table illustrates the number of arriving passengers to the Island.


               ---------------------------------------------------
                          AIR ARRIVALS - PUERTO RICO
               ---------------------------------------------------
                Year           Passenger per Year        % Change
               ---------------------------------------------------
               1985-86                  2,543,096      (----)
               ---------------------------------------------------
               1986-87                  3,351,045          31.80%
               ---------------------------------------------------
               1987-88                  3,864,430          15.30%
               ---------------------------------------------------
               1988-89                  4,064,762           5.20%
               ---------------------------------------------------
               1989-90                  4,282,324           5.40%
               ---------------------------------------------------
               1990-91                  4,244,745          -0.90%
               ---------------------------------------------------
               1991-92                  4,452,816           4.90%
               ---------------------------------------------------
               1992-93                  4,732,001           6.40%
               ---------------------------------------------------
               1993-94                  4,948,344           4.57%
               ---------------------------------------------------

It can be seen how the number of arriving passengers increased sharply from 1985 to 1988, which coincides with the period when American Airlines made Puerto Rico its Caribbean Hub. Passenger movement then had a sharp decline in 1991, attributable to the Gulf War. It then picked up again in 1991-92 and 1992-93, a trend which is expected to continue now that the U.S. economy is growing again. American Airlines is now in the midst of an expansion program that when finished will have the airline occupying more than half the terminal space at the airport. This carrier should continue to have a significant positive impact on tourism to the Island of Puerto Rico, since it will make it accessible to many points in Latin America, United States and Europe.

POPULATION
----------

There are approximately 3.5 million people in Puerto Rico, and a third of the population lives in the San Juan Metropolitan Area. The following table shows the population of the island during the last four decades and a projection for years 1995, 2000 and 2005 prepared by the Puerto Rico Planning Board.


                    --------------------------------------------------
                            PUERTO RICO POPULATION STATISTICS
                    --------------------------------------------------
                    Year       Population per Year   % Change per year
                    --------------------------------------------------
                    1960                 2,349,544   ----
                    --------------------------------------------------
                    1970                 2,712,033          15.40%
                    --------------------------------------------------
                    1980                 3,196,520          17.90%
                    --------------------------------------------------
                    1990                 3,522,037          10.20%
                    --------------------------------------------------
                    1995p                3,671,373           4.20%
                    --------------------------------------------------
                    2000p                3,792,023           3.30%
                    --------------------------------------------------
                    2005p                3,895,916           2.70%
                    --------------------------------------------------

According to the Puerto Rico Planning Board, the reduction in the population growth rate is due to a reduction in the birth rate, and a net emigration into the United States. The Island's population is also getting older. From 1980 to 1990, the median age increased from 24.6 to 29.4. The median age is projected to increase to 32.2 years by the year 2005. This is logical is we consider that the size of the typical family is also shrinking, so there are less children.

The most important conclusion from the above data is that the Island's population continues to grow, which is a healthy economic trend that often reflects increased business activity and a growing labor supply. Also, this is a positive trend for the housing industry since population increases result in demand for additional housing units.

PERSONAL INCOME
---------------

The standard of living in Puerto Rico is higher than in most Latin America, but lower than in the United States. In 1992, the per capita personal income of the Island, in current dollars, was $6,608. This represents 1/3 of the U.S. average. However, it is argued that the per capita personal income of the Island might be higher than $6,608 due to the underground economy.

GROSS PRODUCT
-------------

A reliable indicator of an area's economic health is its gross product. The following table illustrates the gross product of the Island in constant dollars, as reported by the Planning Board. Constant dollars was chosen for analysis since it eliminates the uncertainty brought by inflation.

                       GROSS PRODUCT IN CONSTANT DOLLARS

                --------------------------------------------------------------------------
                Year     Constant $(Millions)      Annual %Change      Annual %Change (US)
                --------------------------------------------------------------------------
                --------------------------------------------------------------------------
                1989              $4,807.70
                --------------------------------------------------------------------------
                1990              $4,929.80                 2.50%
                --------------------------------------------------------------------------
                1991              $4,972.80                 0.90%                  -0.70%
                --------------------------------------------------------------------------
                1992              $5,027.80                 1.10%                   0.30%
                --------------------------------------------------------------------------
                1993p             $5,183.60                 3.10%                   2.80%
                --------------------------------------------------------------------------

As illustrated in the preceding table, Puerto Rico's gross product has experimented a reduction in growth when compared with the average annual growth of 3.2% during the period of 1988 to 1990. This is logical since the Island's economy is tied to that of the United States, which entered a recessionary period in the late 1980's.

Still, the Island's growth during the last two years has been slightly higher than that of the United States which indicates that the former economy is not entirely dependent upon the latter. The most important conclusion from the above data is that Puerto Rico's economy because of its association to that of the United States, is less volatile that other economies in Latin America and the Caribbean. For 1994, a growth of 3.0% to 3.3% was forecasted for Puerto Rico by the Planning Board.

The extend drought and resulting water crisis has affected the Island's economy to a point where government growth projections were revised downward to 2.6% for 1994.

INFLATION
---------

The table that follows illustrates the behavior of the Consumer Price Index for all families in Puerto Rico during the past years, as published by the Commonwealth's Department of Labor and Human Resources.


                           CONSUMER PRICE INDEX
                      ------------------------------
                      YEAR        INDEX   CHANGE (%)
                      ------------------------------
                      ------------------------------
                      1986        252.8
                      ------------------------------
                      1987        259.7         2.73
                      ------------------------------
                      1988        267.2         2.89
                      ------------------------------
                      1989        277.1         3.71
                      ------------------------------
                      1990        292.9          5.7
                      ------------------------------
                      1991        301.6            3
                      ------------------------------
                      1992        309.8         2.72
                      ------------------------------
                      1993        318.5         2.81
                      ------------------------------
                      1994        330.9         3.89
                      ------------------------------

It can be seen how there was a sharp increase from 1989 to 1990, attributable to the aftermath of Hurricane Hugo, which hit the Island in late 1989. For the most part, the average yearly increase in the index has been between 2.5% and 3.0%, except for this year where there has been a sharp increase. Considering the fact that the U.S. economy is growing again, and also that the Puerto

Rican economy is tied to that of the mainland, the appraisers forecasted an increase in the index of approximately 3% for the next few years. Some local economists think that figures obtained from the consumers price index of Puerto Rico are not reliable.

These economists argue that the consumer's price index has not been revised in many years. The consumer basket, on which the price index is based, still has black and white televisions and other obsolete products. It does not contain newer products used by local consumers, like videocassette and microwaves. Therefore, it is not updated to follow actual consumer patterns.

WORK FORCE CHARACTERISTICS
--------------------------

The following tables, based on statistics from the Labor Department, set forth Puerto Rico's work force distribution by industrial sector since 1988. As the tables illustrate, the most rapid growth during this period occurred in the Services and FIRE (financial, insurance and real estate) sectors.

In fact, these were the only two sectors with uninterrupted growth. Construction also had a net increase, aided by a large jump in employment from 1991 to 1993. Total employment experienced moderate overall growth during the period.

                        EMPLOYMENT BY INDUSTRIAL SECTOR

------------------------------------------------------------------------------------------------------------------------------------

                                                   Employment by Industrial Sector
------------------------------------------------------------------------------------------------------------------------------------

Year   Agriculture   Manufacturing   Construction   Trade      FIRE     TCPU    Services  Government  Mining   Other     Total
------------------------------------------------------------------------------------------------------------------------------------

1988    17,854          165,974         42,415     147,651    37,386   52,671   189,363     167,231     830    3,340    824,715
------------------------------------------------------------------------------------------------------------------------------------

1989    17,757          169,968         45,212     151,900    38,289   54,421   197,004     168,198     984    3,111    846,844
------------------------------------------------------------------------------------------------------------------------------------

1990    19,470          168,089         44,769     158,309    38,406   55,708   203,262     169,255     978    3,113    861,359
------------------------------------------------------------------------------------------------------------------------------------

1991    19,262          161,749         44,231     154,792    39,042   55,216   209,480     170,427     906    2,142    857,247
------------------------------------------------------------------------------------------------------------------------------------

1992    18,356          162,522         47,850     159,761    39,422   55,105   219,039     165,007     928    1,736    869,726
------------------------------------------------------------------------------------------------------------------------------------

1993    17,456          161,749         47,056     168,034    41,348   54,727   228,515     161,942     908    1,508    883,323
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

                               Employment by Industrial Sector - Percentage of Total Employment
------------------------------------------------------------------------------------------------------------------------------------

Year   Agriculture   Manufacturing   Construction   Trade      FIRE     TCPU    Services  Government  Mining   Other     Total
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

1988    2.20%           20.10%          5.10%       17.90%    4.50%     6.40%    23.00%     20.30%    0.10%    0.40%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

1989    2.10%           20.10%          5.30%       17.90%    4.50%     6.40%    23.30%     19.90%    0.10%    0.40%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

1990    2.30%           19.50%          5.20%       18.40%    4.50%     6.50%    23.60%     19.60%    0.10%    0.40%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

1991    2.20%           18.90%          5.20%       18.10%    4.60%     6.40%    24.40%     19.90%    0.10%    0.20%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

1992    2.10%           18.70%          5.50%       18.40%    4.50%     6.30%    25.20%     19.00%    0.10%    0.20%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

1993    2.00%           18.30%          5.30%       19.00%    4.70%     6.20%    25.90%     18.30%    0.10%    0.20%    100.00%
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

                          Employment by Industrial Sector - Percentage Change from Previous Period
------------------------------------------------------------------------------------------------------------------------------------

Year   Agriculture   Manufacturing   Construction   Trade      FIRE     TCPU  Services    Government    Mining       Other    Total

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

1988        --            --              --          --        --       --      --          --           --           --       --
------------------------------------------------------------------------------------------------------------------------------------

1989      -0.50%         2.40%           6.60%      2.90%     2.40%    3.30%   4.00%       0.60%        18.60%       -6.90%    2.70%

------------------------------------------------------------------------------------------------------------------------------------

1990       9.60%        -1.10%          -1.00%      4.20%     0.30%    2.40%   3.20%       0.60%        -0.60%        0.10%    1.70%

------------------------------------------------------------------------------------------------------------------------------------

1991      -1.10%        -3.80%          -1.20%     -2.20%     1.70%   -0.90%   3.10%       0.70%        -7.40%      -31.20%   -0.50%

------------------------------------------------------------------------------------------------------------------------------------

1992      -5.70%        -3.30%           6.90%      0.90%     2.60%   -1.10%   7.80%      -2.50%        -5.10%      -44.20%    1.00%

------------------------------------------------------------------------------------------------------------------------------------

1993      -9.40%         0.00%           6.40%      8.60%     5.90%   -0.90%   9.10%      -5.00%         0.20%      -29.60%    3.00%

------------------------------------------------------------------------------------------------------------------------------------


The previously indicated employment growth patterns, which are expected to continue into the current decade, indicate a positive overall trend. Another positive characteristic is the diversification of the Puerto Rican Economy. Although the government sector accounts for approximately 20% of all employment the services, trade and manufacturing sectors control approximately 25%, 18% and 19%, respectively.

This distribution cushions the overall impact of normal business cycles on the economy since a significant employment drop in one industry is not bound to greatly affect the economy in general. Regarding the manufacturing sector, it can be seen how employment has been declining since its peak in 1989.

According to the Department of Labor and Human Resources the latest unemployment rate for the Island was 13.7% as of November 1994.

The latest development in the labor landscape refers to a study commissioned by the Puerto Rico Manufacturers Association and prepared by Corplan, Inc., an economic consultants firm. According to a media report in a local newspaper in April of this year, manufacturing employment is down 6,000 jobs compared to 1992, and the number of new jobs being promoted by PRIDCO was down by nearly 50%. The report went on to describe the direct impact of recent cuts in Section 936: a $14 million expansion by Medtronic canceled, a $10 million expansion by Owens-Illinois cut to $6 million.

The Corplan report indicates that 25,800 manufacturing jobs will be lost by 1998, a result of Section 936 cuts and the recent signing of NAFTA (which will have a negative effect in the needle industry). The current Administration is basing its economic model on the service industries beginning with tourism. These industries; however, would have a difficult time absorbing such a large number of lost jobs, added to additional persons coming into the labor pool. If Corplan's predictions come true, the industrial real estate market in Puerto Rico, as well as the entire economy, will be negatively affected.

CONSTRUCTION INDUSTRY
---------------------

The value of construction permits for fiscal year 1993 increased 13.5%, after an 11% decrease in the previous fiscal year. Although this is a considerable achievement, the sector's compounded growth rate for the last four fiscal years has been limited to 3.7%. Permits' value from 1985 to 1989 grew at a compounded growth rate of 17.4%, almost five times faster than the last few

                              [MAP APPEARS HERE]








                        THE SAN JUAN METROPOLITAN AREA
years. This phenomenon indicates weakness in the sector. This weakness can be attributed to the recessionary period in the U.S. and the Island.

One component of the construction industry, residential construction, has seen increased activity in many Island towns with the several federal programs available for sales and rental of social-interest housing.

CONCLUSION
----------

Puerto Rico has experienced a dramatic economic growth during the last 50 years. It changed from an agricultural to an industrial economy. However, the Island depends heavily on the United States economy, and on the policies adopted by the U.S. Congress, as is the case of the 936 Section. Puerto Rico must design and implement an economic model that does not depend so heavily on decisions taken by the U.S. Congress.

The population on the Island is expected to continue growing, but at a slower growth rate than previous years due to a reduced birth rate and a net emigration of island residents to the United States.

The economy of Puerto Rico was originally forecasted to grow between 3.0% and 3.3% during 1994, but these figures were revised downward as a result of the extended drought and resulting water rationing affecting the Island during the past months. The new estimate for growth was approximately 2.6%.

After nearly two years of declining interests, they increased several times during 1994, as the Federal Reserve Board tried to keep inflation in check. The last increase was early this year. If inflationary tendencies continue this year
(1995), we might see additional increases, but they are expected to come slowly so as not to interrupt the growth of the economy.

REGION ANALYSIS - THE SAN JUAN METROPOLITAN AREA
------------------------------------------------

The greater San Juan Metropolitan Area encompasses the municipalities of San Juan, Carolina, Bayamon, Trujillo Alto, Guaynabo, Catano, Toa Baja, Loiza and Canovanas. This area is the center of Puerto Rico's economic activity, and it located on the northern coast of the Island. It occupies an area of approximately 266 square miles. The topography of the San Juan Metropolitan Area is mostly level, for the greater portion of the area is located within the northern coastal plains of the Island. The southern limits of SJMA coincide to an extent with the central mountain region, which has been the controlling factor of urban expansion.

Even though the SJMA is considered a single population center, the municipalities found within its boundaries act as independent political entities, with their own mayor, property tax systems, etc.

TRANSPORTATION
--------------

The San Juan Metropolitan Area is linked by an extensive road network. The Island has a constant traffic problem since public transportation is not too reliable and too many people have to drive their own cars. To alleviate this situation, the Acua Expreso was developed approximately two years ago. It consisted of ferry boats that traveled from Hato Rey to San Juan through the Martin Pena Channel. The operation then closed down due to financial difficulties.

The newest initiative to solve the mass transit problem in the San Juan Metropolitan Area is the Light Urban Train. At the present time, the government is asking funds from Congress to start the project, which will cover San Juan, Bayamon, Santurce and Rio Piedras. In the mean time, mass transportation is handled by the Metropolitan Bus Authority and by private mini-buses and taxis.

POPULATION
----------

Economic development in Puerto Rico has been accompanied, as in other developing countries, with an accelerated urban growth. Declining agriculture and the increased emphasis on manufacturing have motivated a mass migration to the cities. According to the U.S. Census Bureau, the population of the SJMA increased from 695,808 in 1960 to 1,179,983 in 1990.


                             POPULATION GROWTH /4/

     ---------------------------------------------------------------------
     Municipality   1990       % Increase  1980       % Increase   1970
     ---------------------------------------------------------------------
     ---------------------------------------------------------------------
     Bayamon        220,262    12.30%      196,206    25.60%       156,192
     ---------------------------------------------------------------------
     Canovanas       36,816    15.50%       31,880       --           --
     ---------------------------------------------------------------------
     Carolina       177,806     7.10%      165,954    54.20%       107,643
     ---------------------------------------------------------------------
     Catano          34,587    31.80%       26,243    -0.80%        26,459
     ---------------------------------------------------------------------
     Guaynabo        92,886    15.00%       80,742    20.40%        67,042
     ---------------------------------------------------------------------
     Loiza           29,307    40.40%       20,867   -46.60%        39,062
     ---------------------------------------------------------------------
     San Juan       437,745     0.70%      434,849    -6.10%       463,242
     ---------------------------------------------------------------------
     Toa Baja        89,454    14.30%       78,246    67.10%        46,834
     ---------------------------------------------------------------------
     Trujillo Alto   61,120    17.90%       51,839    69.00%        30,669
     ---------------------------------------------------------------------
     Total        1,179,983     8.60%    1,086,826    16.00%       937,143
     ---------------------------------------------------------------------

The previous table illustrates that the population in the subject region has had constant growth during the past two decades, but with a slower growth rate experienced from 1980 to 1990. The overall growth rate was somewhat lower than that experienced in the Island as a whole, which was 10.2% during the 1980-1990 decade.

The following table contains the population growth projections prepared by the Puerto Rico Planning Board for the subject region up to the year 2005.

                            POPULATION PROJECTIONS

     Municipality      1995       % Increase  2000       % Increase   2005
     ------------------------------------------------------------------------
     Bayamon           232,828    3.80%       241,730    3.20%        249,358
     ------------------------------------------------------------------------
     Canovanas          38,961    4.60%        40,758    3.90%         42,365
     ------------------------------------------------------------------------
     Carolina          185,592    2.90%       190,989    2.00%        194,840
     ------------------------------------------------------------------------
     Catano             38,503    9.40%        42,140    9.10%         45,955
     ------------------------------------------------------------------------
     Guaynabo           99,407    5.20%       104,587    4.60%        109,407
     ------------------------------------------------------------------------
     Loiza              33,754   12.90%        38,113   12.30%         42,813
     ------------------------------------------------------------------------
     San Juan          437,241   -1.20%       432,038   -1.80%        424,143
     ------------------------------------------------------------------------
     Toa Baja           95,271    5.00%       100,072    4.50%        104,556
     ------------------------------------------------------------------------
     Trujillo Alto      66,706    7.40%        71,659    6.80%         76,513
     ------------------------------------------------------------------------
     Totals          1,228,263   12.80%     1,262,086    2.20%      1,289,950
     ------------------------------------------------------------------------

-----------------------
/4/   Source: 1990 Census of Population and Housing.

                                                                            14
It can be seen how growth in the subject region is expected to continue, but at a much slower pace than in the previous two decades.

WORK FORCE CHARACTERISTICS
--------------------------

The following table illustrates the industrial composition by employment sector of the San Juan Metropolitan Area, for the year of 1993.


                                                EMPLOYMENT BY INDUSTRIAL SECTOR

------------------------------------------------------------------------------------------------------------------------------------

Bayamon          99       6,000      1,698     13,189     1,466    2,386     16,065      6,660         0        118       47,681
------------------------------------------------------------------------------------------------------------------------------------

Canovanas        76       1,206        157        512        50      167      1,324        617        13          8        4,130
------------------------------------------------------------------------------------------------------------------------------------

Carolina         97       6,451      1,999     12,470     1,594    6,663      8,643      4,625        41         96       42,679
------------------------------------------------------------------------------------------------------------------------------------

Catano            3       1,996        482      3,687        88      953      1,729        915         0          3        9,856
------------------------------------------------------------------------------------------------------------------------------------

Guaynabo        130       4,769      5,297      8,312     1,318    2,735      4,879      3,832        80         31       31,383
------------------------------------------------------------------------------------------------------------------------------------

Loiza            11         187         23        103        56       29        575        608         0          0        1,592
------------------------------------------------------------------------------------------------------------------------------------

San Juan        618       9,411     17,756     57,358    25,120   22,426     82,791     66,795        12        682      282,969
------------------------------------------------------------------------------------------------------------------------------------

Toa Baja         36       3,243        454      2,043       188      995      1,986      1,394        69         13       10,421
------------------------------------------------------------------------------------------------------------------------------------

Trujillo Alto    61         712      1,083      1,584       215      180      1,831        896        41          9        6,612
------------------------------------------------------------------------------------------------------------------------------------

Total         1,131      33,975     28,949     99,258    30,095   36,534    119,823     86,342       256        960      437,323
------------------------------------------------------------------------------------------------------------------------------------



                                                    PERCENT OF TOTAL EMPLOYMENT

------------------------------------------------------------------------------------------------------------------------------------

Municipality  Agriculture Manufacturing Construction  Trade    Fire     TCPU    Services  Government    Mining    Other     Total
------------------------------------------------------------------------------------------------------------------------------------

Bayamon         0.21%       12.58%        3.56%      27.66%    3.07%    5.00%    33.69%     13.97%       0.00%    0.25%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Canovanas       1.84%       29.20%        3.80%      12.40%    1.21%    4.04%    32.06%     14.94%       0.31%    0.19%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Carolina        0.23%       15.12%        4.68%      29.22%    3.73%    15.61%   20.25%     10.84%       0.10%    0.22%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Catano          0.03%       20.25%        4.89%      37.41%    0.89%    9.67%    17.54%     9.28%        0.00%    0.03%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Guaynabo        0.41%       15.20%       16.88%      26.49%    4.20%    8.71%    15.55%     12.21%       0.25%    0.10%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Loiza           0.69%       11.75%        1.44%       6.47%    3.52%    1.82%    36.12%     38.19%       0.00%    0.00%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

San Juan        0.22%       3.33%         6.27%      20.27%    8.88%    7.93%    29.26%     23.61%       0.00%    0.24%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Toa Baja        0.35%       31.12%        4.36%      19.60%    1.80%    9.55%    19.06%     13.38%       0.66%    0.12%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Trujillo Alto   0.92%       10.77%       16.38%      23.96%    3.25%    2.72%    27.69%     13.55%       0.62%    0.14%    100.00%
------------------------------------------------------------------------------------------------------------------------------------

Total           0.26%       7.77%         6.62%      22.70%    6.88%    8.35%    27.40%     19.74%       0.06%    0.22%    100.00%
------------------------------------------------------------------------------------------------------------------------------------


As can be seen form the previous tables, the services, FIRE (Finances, Insurance, and Real Estate), trade, TCPU (Transportation, Communications, and Public Utilities) and Government sectors account for 85 % of total employment. These sectors are contribute directly or indirectly to office space demand. The services, FIRE, and Government sectors which account for 54 % of the total employment are the major contributors to office space demand.

UNEMPLOYMENT
------------

According to the Department of Work and Human Resources, the latest unemployment rate figure for the San Juan MSA (which includes 30 municipalities) was 11.6% as of March 1995. Total work force amounted to 666,700 persons, out of which 77,400 were unemployed. The average unemployment rate for 1994 was 12.0 %. Both of these figures are lower than figures for the Island of Puerto Rico as a whole.

THE MUNICIPALITY OF CANOVANAS
-----------------------------

The subject property as mentioned is located within the Municipality of Canovanas. The Municipality of Canovanas lies just 4 miles east of Carolina and 14 miles east of San Juan, covering 14 square miles. It bounds in the north with the Municipality of Loiza, on the south with the Municipality of Juncos, on the east with Rio Grande and on the west with Carolina.

As per the 1990 census, Canovanas had a population of 36,816; 25,301 in urban areas and 11,515 in suburban areas. These 1990 figures compare with the previous figures as shown in the following table below:


              ------------------------------------------------
              Decade              Urban      Suburban   Total
              ------------------------------------------------
              1990                25,301      11,515    36,816
              ------------------------------------------------
              1980                22,943       8,937    31,880
              ------------------------------------------------
              Percent Change      10.28%      28.85%    15.48%
              ------------------------------------------------

No data is available for Canovanas for periods before 1980, since up until 1972, it was part of the Loiza Municipality. The Puerto Rico Planning Board projects a population of 40,758 for the year 2000.

The immediate neighborhood of the subject is dominated by the presence of the New El Comandante Racetrack, a 265 cuerdas facility comprising a Grandstand - Club House building, a one (1) mile oval racing strip with exercise track, barn, stables, parking for approximately 7,250 vehicles and other support facilities. The original El Comandante Track originally located about 6.5 miles east, gave place to these developments since 1976.

Other uses in the neighborhood include residential (Loiza Valley, Quintas de Canovanas, Haciendas de Canovanas, Los Colobos, Parque Ecuestre and Lomas de Carolina), PRIDCO sponsored light industrial parks and sparse commercial uses. The Canovanas town core is just northeast of subject. The neighborhood is separated from the more developed region of Carolina by the Rio Grande de Loiza. The limit between the Carolina and Canovanas Municipalities is located just west of the subject property.

Main access to the neighborhood is by State Road No.3. State Road No.185 which runs south from the latter into Juncos, also serves the area. The proposed Route 66 is designed to cut across the center of the southern portion of the subject. Again, this freeway, if built, will be a welcome addition to the area infrastructure and would positively affect the growth of the neighborhood. On the other hand, any development on the subject would have to provide or dedicate the required areas for this road.

The Rio Grande de Loiza flows to the west and north of the subject, making most of these areas floodable. The Canovanillas River flows west of subject, but its flood areas do not affect the property. However, the Canovanas River which flows east of subject, across from State Road No. 185 does affect the southeastern portion of subject through one of its stream beds.

TAX DATA AND ASSESSMENT ANALYSIS
--------------------------------

Under the present property tax system, the "Centro de Recaudaciones e Ingresos Municipales", or CRIM for its acronym in Spanish, collects all property taxes on behalf of each individual municipality. Each municipality has the power to regulate the amount of property tax to be imposed.

Property taxes are imposed on each property on the first day of the year. However, these taxes are not due for payment until the fiscal year running from July to June of the following year. Since fiscal year 1974, property taxes are invoiced and paid on a semi-annual basis. A 10% discount is granted for payment within 30 days after the issuance of the tax invoice.

The current property tax (real estate) rate for the municipality of Canovanas for fiscal year 1994-1995 is 8.08%, meaning a tax of $80.80 for $1,000 of assessed valuation. There are a total of 78 municipalities in Puerto Rico having property tax rates ranging from 5.07% (Catano) to 8.33% (Carolina) with 31 municipalities with rates under 7.00% and 34 above 8.00%.

For the purpose of property tax determination, all properties on the Island are assessed based on values of similar properties as established in the years 1957-
58. This means that a property built during 1994 would have its assessment based on the value of the property as if it had been built in 1957-58. Consequently, the values established by the Government for taxation are considerably lower than the true market values of the properties.

Puerto Rico's property tax rates are based on two distinct factors: (1) The rate fixed by the Legislature of Puerto Rico which is standard for all areas of the Commonwealth, and; (2) The rate set by the Municipality wherein the property is located.

The following is the Property Tax and Assessment Data for the subject property:



              ----------------------------------------------------
                                  Excess Land
                            New El Comnadante Farm
                          State Road Number 3 Km 16.2
                    Canovanas Ward, Canovanas, Puerto Rico
                       Tax Data and Assessment Valuation

              ----------------------------------------------------
              Tax Assessment #          Valuation     R. E. Taxes
              ----------------------------------------------------
              80-117-000-002-02-998  $  158,530.00   $  12,809.22
              ----------------------------------------------------
              80-117-000-002-48-901  $   46,290.00   $   3,740.23
              ----------------------------------------------------
              80-117-000-002-50-000  $    5,190.00   $     419.35
              ----------------------------------------------------
              80-117-000-003-03-998  $    8,360.00   $     675.49
              ----------------------------------------------------
              80-117-000-002-49-901  $    7,430.00   $     600.34
              ----------------------------------------------------
              80-117-000-003-05-901  $    4,160.00   $     336.13
              ----------------------------------------------------
              80-117-000-008-02-901  $   10,650.00   $     860.52
              ----------------------------------------------------
              80-117-000-003-01-000  $  215,500.00   $  17,412.40
              ----------------------------------------------------
              80-117-005-217-01-000  $   29,860.00   $   2,412.69
              ----------------------------------------------------
              Totals                 $  485,970.00   $  39,266.38
              ----------------------------------------------------

The above data is assumed to be correct. However, the appraisers do not represent themselves as experts in tax matters and assume no liability in this respect. Confirmation of current tax conditions should be verified with pertinent tax authorities.

SITE ANALYSIS
-------------

LOCATION AND ACCESS
-------------------

The land north and south of the New El Comandante Racetrack was originally comprised of seven (7) un-assembled (legally separate) parcels of land with areas in a range between about 6.0 to 185.0 cuerdas located at and in the interior of Km. 16.2, State Road No. 3 within the Canovanas Ward of the Municipality of Canovanas, Puerto Rico. Access to some of the parcels is through State Road Number 3 while others have access through state road number 185.

LEGAL DESCRIPTION
-----------------

The legal description of the subject property as it appears in the Spanish language is as follows:

Parcel A:

      ---"RUSTICA: Parcela de terreno situada en el Barrio Canovanas, del termino municipal de Canovanas, antes Loiza, Puerto Rico, con un area de Cuatrocientos Setenta y Tres Cuerdas con siete mil doscientos dos diez milesimas de cuerda (473.7202 cdas.), equivalentes a ciento ochenta y seis
      (186) hectareas, diecinueve (19) areas, tres (3) centiareas y veinte (20) miliareas, o sea, un millon ochocientos sesenta y un mil novecientos tres metros cuadrados con veinte centesimas de metro cuadrado (1,861,903.20 m.c.). En lindes por el NORTE: con la Calle Astromelia (B) de la Urbanizacion Loiza Valley y la faja de area verde de dicha Urbanizacion, parcela de Housing Development Associates, S. E., antes San Juan Racing Association, Inc.; y parcela de Esteban Vargas; por el SUR, con terrenos de Abraham Diaz Gonzalez, los de Regino Rios, los de la Sucesion de Juan Rios, los de Esteban Vargas, los de Juan Santos y los de Ramon Reyes; por el ESTE: con terrenos de Housing Development Corporation, antes, hoy San Juan Racing Association, Inc., con la Carretera Numero ciento ochenta y cinco (185) que conduce de Canovanas a Juncos, con los de Esteban Vargas, los de Ramon Rios Reyes, los de la Sucesion Regino Rios y los de Marcano Machuca; y por el OESTE, con el Rio Canovanas, con terrenos de Land Development Associates, antes Toma de Agua Corporation, con los de Sofia Alvarez, con los de Ramon Rios Reyes, los de Juan Agosto, con los de la Sucesion Roman Rios y los de Juan Santos. Esta atravesada en su extremo Sur por un camino privado."-------

Parcel B:

      ---"RUSTICA: Parcela de terreno sita en el Barrio Canovanillas, del termino municipal de Canovanas, antes Loiza, Puerto Rico, con una cabida de setenta y nueve cuerdas con veintidos centesimas de cuerdas (79.22 cds.), equivalentes a treinta y un (31) hectareas, trece (13) areas, cuarenta y seis (46) centiareas o ocho miliareas, o sea, trescientos once mil trescientos cuarenta y seis metros cuadrados con ocho decimas de metro cuadrado (311,346.8), en lindes por el NORTE: con la Carretera Estatal Numero tres (3) que conduce de Carolina a Rio Grande; por el SUR: con la parcela segregada para traspasar a San Juan Racing Association, Inc.; por el ESTE: con terrenos de Canovanas Industrial Development Corporation, separados en parte de la extension de la colindancia por el nuevo cauce del Cano Bocaforma y con la parcela segregada para traspasar a San Juan Racing Association, Inc.; y por el OESTE: con la parcela segregada para pasar a San Juan Racing Association, Inc."-------------

Parcel C:

      ---"RUSTICA: Parcela de terreno sita en el Barrio Canovanillas, de Canovanas, con una cabida superficial de seis punto setecientos setenta y cuatro cuerdas (6.774 cdas.), equivalentes a dos (2) hectareas, sesenta y seis (66) areas, cuarenta y cuatro (44) centiareas y siete (7) diezmiliareas, o sea, veintiseis mil seiscientos cuarenta y cuatro punto cero siete (26,644.07) metros cuadrados, en lindes por el NORTE: con parcela expropiada por la Autoridad de Fuentes Fluviales; SUR: en un punto, con Campo Canovanas Corp.; ESTE: con parcela de la finca principal que se segrega para traspasar a San Juan Racing Association, Inc.; y; OESTE: con terrenos en los que se construyo la Urbanizacion Loiza Valley."---------

The above legal descriptions provide the areas for the three parcels that are subject of this report. Parcel A calls for a total area of 473.7202 cuerdas which is equivalent to 460.0771 acres. Parcel B has a total area of 79.22 cuerdas or 76.9385 acres and finally Parcel C is described as a 6.774 cuerda parcel or 6.5789 acres. The combined area of the subject property is therefore estimated at 559.7142 which is equivalent to 543.5944 acres.

SURVEY
------

No survey of the subject site was submitted to the appraisers. The area is based on the information extracted from the above legal descriptions.

SHAPE AND TOPOGRAPHY
--------------------

The overall 559.7142 cuerda tract is irregular in shape and contains highly varying topographies from level to very steep slopes. There are two (2) parcels that are located north of the racetrack (Lot B & C), one of which fronts 65th Infantry Highway. The remaining parcel, Parcel A, is located south of the racing facility. This southern section can be accessed by State Road No. 185. The overall property bounds to the north with State Road No.3 and the Loiza Valley Subdivision, to the south with vast open farm areas, to the east with State Road No.185 and a small residential site development and to the west with vast open areas crossed by the Canovanillas River.

In addition to topographical issues, the overall property has some physical drawbacks that must be considered.

Parcel C is severely affected by high tension electrical cables and towers, leading from an Electric Power Authority sub-station at the entrance to the El Comandante. This parcel is separated from the larger northern track (Parcel B) by the El Comandante Parkway, the wide avenue-like road which circles the racing track facility. Parcel C must remain as a green area, since it lacks any utility. Parcel B, the larger northern tract bounding with 65th Infantry Highway is affected by the small Bocaforma Creek.

A portion of the southeastern sector of Parcel A (A-5) falls under a flood prone area resulting from a stream bed of the Canovanas River which flows to the West of State Road No.185.

Finally, the proposed Route 66 which will lead east from Rio Piedras into Canovanas, is scheduled to cut across the mountain range of the subject southern sections. Again, although the construction reality of this artery remains debatable, any development on subject would probably require the dedication of the required areas. This area would obviously have to be expropriated by the government through just compensation. Furthermore, this route would dramatically increase subject's attractiveness as a metropolitan location by improving the overall neighborhood infrastructure and reducing the heavy traffic on 65th Infantry Highway.

The appraisers were presented with and reviewed a document titled "El Comandante-A Preliminary Development Suitability Study of Two Sites" prepared by HOH Associates, Inc. on June 1986. At the time said report was prepared, the purpose was to describe the excess land surrounding the El New Comandante as well as all the lands surrounding the former facilities of El Hipodromo El Comandante. As of the effective date of this report, the former Comandante site in Carolina in a developing stage, however, the New Comandante land has remained unchanged.

In the above mentioned report prepared by HOH Associates, Inc., the previous land area sections were considered as reasonable parameters of different development attractiveness and as such influencing the eventual valuation analysis of the subject.

In the analysis of this subject site, the appraisers have followed a similar sequence as that presented for Subject No. 1. Again, input from the H.O.H. Associates, Inc. study was taken into consideration. Subject property can be physically and topographically separated into four (4) major areas:

   . the northern Parcel B which fronts State Road No.3 on the north and the racetrack on the south

   . a central section of Parcel A, made up mostly of Parcels A-1, A-2, A-3 and A-4. This section bounds on the north and east with the racetrack

   . the southeastern portion of Parcel A, (Parcels A-5) which fronts State Road No. 185

   . Undevelopable land comprised of steep hillside and hilltop land section from the central and southeastern portions of subject; and those flood sections of Parcel A (Parcel A-5)

Physically, the first three sections represent the major developable bowls formed within the mountainous ranges crossing the overall subject property. Each of these bowls is geographically and visually separated from each other; and each has sub-areas with special topographical characteristics. In effect, the largest of these bowls is the El Comandante Racetrack itself, which comprises approximately 265 cuerdas but is not part of this appraisal report.

It is important to note, however, that the racetrack parcel is under common ownership with those parcels comprising the subject 559.71 cuerda parcel. In effect, the infrastructure and amenity considerations in place at the racetrack parcel significantly affect the overall subject property.

After analyzing the physical nature of the overall subject, the following land area sections were concluded to represent the most supportable basis for the valuation of the property directly related to their respective development possibilities:

CATEGORY I - PARCEL B (North Bowl)
----------   --------

As indicated, this is the subject portion located between 65th Infantry Highway and the El Comandante Racetrack. It is visually separated from the racetrack and the access parkway by a range of rocky hills to the south and west limits of the parcel. Parcel B has been the object of severe gravel operations, with its vegetation and terrain having been greatly disturbed. Development wise however, these hills could be utilized to screen the property from the race track and the parkway giving it a more exclusive environment. These hills may be also used to offset any green area - density requirement from the Planning Board. In terms of use, this property might combine some commercial with residential development as its exposure to State Road No.3 is a major asset. The Bocaforma Creek would probably need channeling, but again, its design might prove an added site amenity (i.e., lake, pond, etc.). Estimated area: 70.00 cuerdas.

The remaining northern Parcel C (6.774 cuerdas) is severely affected by an Electric Power Authority easement in the form of high powered cable and towers and cannot be considered in the development plan of the subject. However it may form part of the green area, density requirement.

CATEGORY II - PARTS OF PARCEL A (A-1, A-2, A-3, A-4) (CENTRAL BOWL)
-----------   -----------------------------------------------------
              FORMERLY B, D, E, AND F
              -----------------------

This is the largest of the subject bowls as it contains the flattest land. It is visibly separated from the racetrack to the north and east by a mountain range, again providing a buffer zone for residential exclusivity. A hilltop also separates this central bowl from the Loiza Valley Development to the north. This section provides good views from its hilltop range locations, north and south. Part of the northeast portion of this bowl is presently used by the racetrack for burying horses and their biological. Access to this central bowl would probably have to be through the El Comandante Parkway, an infrastructure factor already in place. Estimated area: 165.0 cuerdas.

CATEGORY III - PART OF PARCEL A (PARCELS A-5) FORMERLY G (South Bowl)
------------   -----------------------------------------

Located at the southeastern section of the overall subject, this is the most difficult terrain of the developable bowls, as it contains the steepest slopes. Also, it contains a flood prone sector, which must be dealt with. Again, designing some water retention ponds or lakes might not only solve this constraint, but also provide an added amenity. This bowl fronts State Road No.185. Access might also be achieved through the central bowl section. Estimated area: 80.0 cuerdas.


CATEGORY IV - GREEN AREAS Part of Parcels A (A-1, A-2, A-3, A-4, A-5), B, C
-----------   -----------
              (formerly C, B, D, E, F, G, and H respectively)

This section consists of undevelopable lands within the subject mountain range and flood prone areas. It also includes the area to be reserved and dedicated to the proposed Route 66. The high elevations on these sections of sometimes over 100.00 meters preclude any feasible development. However, their dense vegetation and attractive mountain top views provide an attractive environmental amenity for any conceivable PUD. Again, these green areas could be used to offset Planning Board density and green area zoning requirements. Estimated area: 244.0 cuerdas.


                       ---------------------------------
                           Land Utilization Summary
                       Category Number  Area in Cuerdas
                       ---------------------------------
                             I                 70
                       ---------------------------------
                             II               165
                       ---------------------------------
                             III               80
                       ---------------------------------
                             VI               244
                       ---------------------------------
                       Total                  559
                       ---------------------------------

The subject parcels are served by all utilities provided by the Federal, Commonwealth and Municipal governments. Adequate water and sewer capacity is assumed at no extraordinary development cost.

ZONING
------

The overall subject property is presently under an R-1 zoning category as per Maps No.3 and no. 117-000 of Canovanas. In conversations with a representative of the Puerto Rico Planning Board, a higher density zoning of R-3 would probably apply to the core of the subject developable bowls, with R-1 densities in the hill sides or steeper sections allowing for larger sites with good view amenities. A re-zoning of the north bowl (Parcel C) may also take place in the future. The racetrack site is currently under C-5 zoning.

Alternate surrounding zoning include R-1, R-3, R-4 and R-5, as well as commercial and light industrial zoning.

FLOOD CONDITION
---------------

As per HUD Flood Insurance Rate Maps No. 720000-0059-C (August 1992) and No.720000-0120-B (July 2, 1981) most of the subject property falls under a Zone C Area (minimum flooding). However, Map 120-B delineates a portion of the southeastern subject limits as falling under a Zone A, which is a 100-year flood area.

EASEMENTS, EXPROPRIATIONS AND ENCROACHMENTS
-------------------------------------------

As indicated, there is an Electric Power Authority easement on Subject Parcel
C. Furthermore, the section for the proposed Route 66 must be reserved. Also, there is a right-of-way paved road which leads to Haciendas de Canovanas from Loiza Valley and which cuts across a northwestern section of the subject. This road may probably have to be relocated to allow for more effective development of this section of subject.

Except for the preceding information, the appraisers assume that the land, subject of this report, is free of easements, encroachments and contemplated expropriations.

ENVIRONMENTAL IMPACT
--------------------

No environmental impact studies have been made in conjunction with this appraisal. The value estimate contained herein could be affected by subsequent environmental impact studies, research, investigation and resulting governmental actions.

HAZARDOUS MATERIALS
-------------------

The presence of certain materials, such as asbestos, urea formaldehyde, radon gas, toxic waste and others can have a significant negative impact upon the value of unimproved and improved properties. The appraisers are not qualified to detect such substances nor to certify if a parcel is contaminated. For purposes of this appraisal, it is assumed that there are no potential pollutants in or on the property subject of this report.

PROXIMITY TO NUISANCES, HAZARDS OR DETRIMENTAL CONDITIONS
---------------------------------------------------------

In order to determine the proximity to nuisances, hazards or detrimental influences, the appraiser inspected the subject's immediate neighborhood. In this inspection, the appraiser did not find any item that might be considered a nuisance nor that could have a negative impact on the subject property at the present time.

HIGHEST AND BEST USE
--------------------

In all cases an appraiser must consider which uses are legally permissible. Private restrictions, zoning, building codes, historic district controls, and environmental regulations must be investigated before since they may preclude many potential uses.

The subject site has no private restrictions and does not lie within an historic district. According to the zoning maps of the Municipality of Canovanas, the subject property is located within a residential and commercial zoning area. Despite the fact that the current zoning is that of primarily low density, it is fair to say that given that the Metropolitan Area is expanding, these areas can be re-zoned into more dense zonings in order to maximize the land use.

CONCLUSION OF HIGHEST AND BEST USE
----------------------------------

The subject property is a tremendously large tract of land which in itself may become an enclosed neighborhood. Its large size precludes a total immediate development, since this must be timed to demand expectancies based on population and urban growth.

Being under single ownership, the subject can be the product of a well conceived staged development plan, similar to the proposed Parque Escorial Planned Unit Development currently being developed at the former El Comandante site. More so, the El Comandante Racetrack may provide a singular theme concept for development.

In conclusion, the appraisers are of the opinion that, based upon the subject physical, location and zoning characteristics and considering actual market and neighborhood trends, the highest and best use of the subject is a Planned Unit Development (PUD) for most of the north, central and southern bowls; with mixed residential densities distributed among the different topographies of the land. The mountain ranges can serve as buffer zones and provide stronger controlled access and security fixtures, along with attractive green areas. For part of Parcel B fronting 65th Infantry Highway a commercial highest and best use is concluded. Again, the market facts, as presented in the valuation section of this report will more than adequately support these conclusions.

                     INTRODUCTION TO THE VALUATION PROCESS
                     -------------------------------------

There are three basic approaches that may be used by the appraisers in the estimation of market value. These three approaches rely on data from the market from three different areas when all are applicable. They are the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach.

The cost approach has as its premise the valuation of a site by comparison with similar sites that have sold in the recent past, making adjustments for differences to indicate a site value estimate. To this site value, the depreciated cost of the improvements is added. This depreciated cost is found by adding the direct costs, indirect costs and entrepreneurial profit (if applicable); and subtracting any loss of value (depreciation) that might have accrued. The final amount is the market value indicator by the cost approach.

The sales comparison approach has as its premise the comparison of the subject with others of similar design, utility and use that have sold in the recent past. To indicate a value for the property, adjustments are extracted and applied to the comparable sales to compensate for their differences with the subject. After applying these adjustments, an unit price indicator for the subject's unit of comparison is found which when multiplied by the subject's area results in an indication of market value.

The income capitalization approach as used for income-producing properties has as its premise the estimation of the net operating income of the subject property for the year following the appraisal date. This net operating income is then capitalized by a market derived overall capitalization rate into an indication of market value. The approach can also be developed using a discounted cash flow model in which the net operating income for each year of the holding period is forecasted. This net operating income is then brought to present value by a discounting process. Finally, the present value of the reversion at the end of the period is added to arrive at a value indication by discounted cash flow analysis.

In the case at hand, due to the vacant land condition of the subject, only the Sales Comparison Approach is applicable in this instance.

                         THE SALES COMPARISON APPROACH
                         -----------------------------

The sales comparison approach is a process in which a value estimate is obtained by analyzing and adjusting sales of properties similar to the subject. The comparative analysis in this approach focuses on differences in property rights transferred vs. appraised, financing terms, conditions of sale, market conditions at the time of sale, location, and physical characteristics.

The concepts of anticipation and change, together with the principles of supply and demand, substitution, balance and externalizes, are basic to the sales comparison approach. Investors buy properties with the anticipation of receiving future benefits, and take into consideration the effect of changes in income, the economy and other factors affecting the value of properties.

Supply and demand determine prices since increased demand for a particular property type tends to increase its price and vice-versa. The principle of balance is reflected in the fact that the forces of supply and demand move toward equilibrium, or balance, in the market. Positive and negative externalizes influence all types of properties and their values.

The sales comparison approach is applicable to all property types and interests when there are sufficient, reliable transactions to indicate value patterns or trends in the market. When data is available, this is the most direct and systematic approach to value estimate.

A general outline of the sales comparison approach follows:

   . Research the market to obtain information on sales transactions, listings, and offers to purchase and sell properties that are similar to the subject in terms of property type, date of sale, size, location, etc.

   . Verify the information by confirming that the data is factually accurate and that the transactions reflect arm's-length market considerations.

   . Select relevant units of comparison and develop a comparative analysis for each unit.

   . Compare the sale properties with the subject using the elements of comparison and adjust the sale price of each comparable appropriately to the subject.

   . Reconcile the various indications estimated from the analysis of the comparable into a single value indication or a range of values.

The subject property is consist of several parcels of mixed use that have a combined are of 559.7142 cuerdas. It was previously determined that the valuation procedure would be based on the particular characteristic of the parcel, be it, the topography, zoning or any other characteristic. For organizational purposes, and given the wide number of sales that are included in this report, the analysis will be segmented in groups according to the characteristics as mentioned.

ANALYSIS OF COMPARABLE SALES
----------------------------

Twenty two transactions have been listed and from which an indication of value for the subject parcel in its present undeveloped state is to be determined. They are located within areas that are considered to be competitive areas within the Metropolitan Area. Most of the listed sales are located in the Municipality of Carolina, however, other towns include Canovanas, Rio Grande and Luquillo towards the east and westward are Bayamon and Toa Alta. It is the appraisers opinion that these sales are adequate to determine the value sought for the subject property.

COMPARABLE LAND SALE NO.1
-------------------------

Location                              :   Fast Food Court, Km. 23.6, State
                                          Road No. 3, Guzman Abajo Ward,
                                          Rio Grande, Puerto Rico

Grantor                               :   Harry Hainds

Grantee                               :   Rio Grande Properties Developers

Date of Sale                          :   September 19, 1985

Area of Parcel                        :   17.0706 Cuerdas

Sales Price                           :   $527,062.00

Price per Cuerda                      :   $30,875.42 say $30,900.00

Zoning                                :   IL-1 (light industrial)

Registry/Legal Data                   :   Diary 168/ Page 210/ Farm No.277
                                          Deed No.2 and No.5 before Herman
                                          W. Colberg, Esq.

COMPARABLE LAND SALE NO.2
-------------------------

Location                              :     Modular Parcel - Site of Lomas de Carolina III
                                            Residential Development, Carolina, Puerto Rico

Grantor                               :     The Chase Manhattan Bank, N.A.

Grantee                               :     Mora Development Corporation

Date of Sale                          :     February 28, 1986

Sales Price                           :     $698,680.00

Size                                  :     19.9623 Cuerdas

Price per Cuerda                      :     $35,000.00

Legal Data                            :     Deed #1 before Aurelio Emmanuelli  Belaval, Esq.

Inscription Data                      :     Volume 946 / Page 31 / Property #13654

Zoning                                :     R-3

Terms                                 :     Cash to Sellers

Shape                                 :     Irregular (Adequate for Development)

Flood Plains                          :     Zone "C" - Minimal Flood Hazard

Utilities                             :     All available to site

Boundaries                            :     North - Yunquesito Street
                                            South - Mount Britton Street
                                            East - Mansiones de Carolina Dev.
                                            West - Cerro Chico Street

Comments                              :     A 169 unit residential development has been
                                            approved on this site as per Case No. 68-075-URV.

COMPARABLE LAND SALE NO.3
-------------------------

Location                              :     Km. 2.5, State Road No. 185, Canovanas Ward,
                                            Canovanas, Puerto Rico

Grantor                               :     Rafael Colon Viera

Grantee                               :     Jose Rodriguez Ramirez

Date of Sale                          :     February 12, 1986

Area of Parcel                        :     17.99 Cuerdas

Sales Price                           :     $350,000.00

Price per Cuerda                      :     $19,455.25 say $19,500.00

Zoning                                :     R-1

Registry/Legal Data                   :     Book 75/ Page 2/ Farm No. 2801 Deed No.27
                                            before Ignacio Santos Sierra, Esq.

COMPARABLE LAND SALE NO.4
-------------------------

Location                                  :   Site of the proposed Bahia Beach Plantation, East
                                              of State Road No. 187 and south of the Atlantic
                                              Ocean, Herrera Ward, Rio Grande, Puerto Rico

Grantor                                   :   Joaquin Antonio Villamil Pagan

Grantee                                   :   Bahia Beach Plantation, Inc.

Date of Sale                              :   May 30, 1986

Area of Parcel                            :   483.0359 gross Cuerdas

Sales Price                               :   $2,100,000.00

Price per Cuerda                          :   $4,347.50 say $4,300.00

Zoning                                    :   A-3 (agricultural) and B-2 (forest)

Legal Data                                :   Deed No.5 before Vionette Benitez Quinones, Esq.

COMPARABLE LAND SALE NO.5
-------------------------

Location                               :    Parcel AX - Site of Parque Ecuestre  Development
                                            Canovanillas Ward, Carolina, Puerto Rico

Grantor                                :    The Chase Manhattan Bank, N.A.

Grantee                                :    Vifont Builders, Inc.

Date of Sale                           :    August 22, 1986

Size                                   :    26.9791 Cuerdas

Sales Price                            :    $813,000.00

Price per Cuerda                       :    $30,134.43 say $30,000.00

Legal Data                             :    Deed No.14 before Jorge A. Pierluisi, Esq.

Inscription Data                       :    Volume 1072 & 976 / Pages 10, 20, 69 Properties 44865, 44866, 36594

Zoning                                 :    R-3

Terms                                  :    Cash to Seller

Shape                                  :    Basically rectangular

Utilities                              :    All available to site

Boundaries                             :    North - Parque Ecuestre Development
                                            South - Main Farm
                                            East - Ocean Wave, Inc. Property
                                            West - Commonwealth of Puerto Rico

Comments                               :    A 398-unit low cost residential subdivision was constructed at this site as per Case No. 74-5-1215-SPU

COMPARABLE LAND SALE NO.6
-------------------------

Location                               :   State Road No.3, corner State Road No.857,
                                           Canovanillas Ward, Carolina, Puerto Rico

Grantor                                :   Housing Investment Corporation

Grantee                                :   Inter-american University of P.R., Inc.

Date of Sale                           :   August 20, 1986

Sales Price                            :   $1,500,000.00

Size                                   :   30.0868 Cuerdas

Price per Cuerda                       :   $49,855.75 say $49,900.00

Legal Data                             :   Deed # 19 before Aurelio Emmanuelli Belaval, Esq.

Inscription Data                       :   Volume 1066 / Page 224 / Property #44732

Zoning                                 :   Residential (R-1)

Terms                                  :   Cash to Sellers

Shape                                  :   Trapezoidal

Terrain                                :   Level

Flood Plains                           :   Zone "C" - Minimal Flood Hazard

Utilities                              :   Electricity & water in the area

Comments                               :   Tax code No.089-000-006-18 (part)

COMPARABLE LAND SALE NO.7
-------------------------

Location                                :   Part of Los Colobos Farm Km. 13.5, 65th Infantry
                                            Highway Residential Development Canovanillas
                                            Ward, Carolina, Puerto Rico

Grantor                                 :   The Chase Manhattan Bank, N. A.

Grantee                                 :   Dow Group Investment Corporation

Date of Sale                            :   May 20, 1987

Sales Price                             :   $3,107,235.00

Size                                    :   103.5745 Cuerdas

Price per Cuerda                        :   $   30,000.00

Zoning                                  :   R-1 (Residential)

Term                                    :   Cash to Seller

Shape                                   :   Irregular (adequate for development)

Topography                              :   Level at front / rolling-sloping at rear

Flood Classification                    :   Zone C - Minimal flood hazard

Utilities                               :   All available to site

Boundaries                              :   North - 65th Hiqhway South: Parque Ecuestre Dev.
                                            East - Right of way of proposed State Road No. 874
                                            West - State Road No. 857

Legal Data                              :   Deed No.9 before Ramon Moran Loubriel, Esq.

Inscription Data                        :   Volume 1077 / Pages 280 and 287 / Properties
                                            46048 and 46039

COMPARABLE LAND SALE NO.8
-------------------------

Location                               :    Part of Los Colobos Farm, State Road No.3, Km.
                                            14.7 Canovanillas Ward, Carolina, Puerto Rico

Grantor                                :    The Chase Manhattan Bank, N.A. & Shoecentre
                                            Associates, S.E.

Grantee                                :    First S.B.S. Associates Limited Partnership

Date of Sale                           :    May 29, 1987

Sales Price                            :    $1,078,000.00

Size                                   :    25.0416 Cuerdas

Prize per Cuerda                       :    $43,048.37 Say $43,000.00

Legal Data                             :    Deed # 24 before Alberto Cayetano Rodriguez, Esq.

Inscription Data                       :    Volume 1119 / Page 140 / Property #48618

Zoning                                 :    Residential (R-1)

Terms                                  :    $25,000 cash and a $798,000 mortgage payable
                                            4/15/1988 at 9.0%

Shape                                  :    Rectangular

Terrain                                :    Level

Flood Plains                           :    Zone " C" - Minimal Flood Hazard

Utilities                              :    Water & Electricity available in area

Comments                               :    Tax code No. 117-000-002-01-000 (part) The
                                            property fronts 65th Infantry towards the north
                                            and Dow Group Investments Corporation towards the
                                            south.

COMPARABLE LAND SALE NO.9
-------------------------

Location                               :    Mountain View - Site of Lomas de Carolina V
                                            Residential Development, Carolina, Puerto Rico

Grantor                                :    The Chase Manhattan Bank, N.A.

Grantee                                :    Mora Development Corporation

Date of Sale                           :    November 10, 1987

Sales Price                            :    $1,049,400.00

Size                                   :    35.471210 Cuerdas

Price per Cuerda                       :    $29,584.56 say $29,600.00

Financing Terms                        :    Cash to Seller

Zoning                                 :    R-3

Topography                             :    Level to hilly with rocky formations

Highest and Best Use                   :    Residential - A281 unit residential development
                                            has been approved on this site as per Case No. 68-075-URB.

Boundaries                             :    North: St. #58 Lomas de Carolina Dev.
                                            South: Gerardo Maesso Estate, Ezequiel Castro,
                                                   Carlos J. Sanchez and others.
                                            East: Gregorio Velez Guzman, Ezequiel Castro
                                            West: Commonwealth of Puerto Rico

Tax Code No.                           :    116-020-105-20-000

Legal Data                             :    Deed No. 10 before Leopoldo Cabassa Sauri, Esq.

COMPARABLE LAND SALE NO.10
--------------------------

Location                               :   Parcel A, Los Colobos Farm. State Road No.3,
                                           corner Cambute Road, Km. 14.9, Canovanillas Ward,
                                           Carolina, Puerto Rico

Grantor                                :   The Chase Manhattan Bank, N.A.

Grantee                                :   Empresas Nativas, Inc. rep. by Pedro Ramirez
                                           Soltero

Date of Sale                           :   December 21, 1987

Sales Price                            :   $800,000.00

Size                                   :   20.1488 Cuerdas

Price per Cuerda                       :   $39,704.60 say $39,700.00

Legal Data                             :   Deed # 9 before Pedro A. Cantero Frau, Esq.

Inscription Data                       :   Volume 1119/Page 154/ Property #48620

Zoning                                 :   Residential (R-1)

Terms                                  :   $212,500 down payment; balance at market interest

Shape                                  :   Rectangular

Terrain                                :   Level

Flood Plains                           :   Zone "C"-Minimal Flood Hazard, small area in zone "B"

Utilities                              :   Electricity & water in the area

Comments                               :   Frontage to State Road No.3. Tax No.117-000-002-01
                                           (part) Property has the 65th Infantry in the
                                           north boundary and State Road Number 853 (Camino
                                           Cambute) towards the east boundary.


COMPARABLE LAND SALE NO.11
--------------------------

Location                               :    State Road No. 940, 983 and 984, Pitahaya and
                                            Juan Martin Wards, Luquillo, Puerto Rico

Grantor                                :    Inmobiliaria Margarita, Inc.

Grantee                                :    Domingo Sadurni Casas

Date od Sale                           :    June 14, 1988

Area of Parcel                         :    447.6457 Cuerdas

Sales Price                            :    $1,300,000.00

Price per Cuerda                       :    $2,904.08 say $2,900.00

Zoning                                 :    R-1/R-0

Legal Data                             :    Deed No.66 before Julio M. Rodriguez Isalque,
                                            Esq.

COMPARABLE LAND SALE NO. 12
---------------------------

Location                            :    Parcel AY Adjacent to the Parque Ecuestre
                                         Development, Carolina, Puerto Rico

Grantor                             :    The Chase Manhattan Bank, N.A.

Grantee                             :    Godelco Development Corporation

Date of Sale                        :    October 28, 1988

Area of Property                    :    23.5161

Sales Price                         :    $575,000.00

Price per Cuerda                    :    $24,451.33 say $24,500.00

Legal Data                          :    Deed #16 before Pedro Cantero Frau, Esq.

Zoning                              :    R-1

Terms                               :    Cash to Sellers

Shape                               :    Irregular (Adequate for development)

Terrain                             :    Gently sloping to level

Floodplain                          :    Zone "C" Minimal Flood Hazard

Comments                            :    A 160 unit residential development is being
                                         developed at this site.

COMPARABLE LAND SALE NO. 13
---------------------------

Location                                :   Paseo de La Alhambra Development Florentino
                                            Roman Avenue San Anton Ward Carolina, Puerto Rico

Grantor                                 :   Inversiones Miramar, Inc.

Grantee                                 :   Sana, S. E.

Date of Sale                            :   June 22, 1989

Sales Price                             :   $415,000.00

Size                                    :   9.75 Cuerdas

Price per Cuerda                        :   $42,564.10, say $42,600.00

Zoning                                  :   R-l (Residential)

Term                                    :   Cash to Seller

Shape                                   :   Gently sloping, irregular

Flood Classification                    :   Zone C - Minimal flood hazard

Utilities                               :   All available to site

Boundaries                              :   North: Pelayo Roman, Arcadio Canales et al
                                            South: Eulogio Ferrer, Mateo Vicenty et al
                                            East: Rio Piedras to Caguas Road and Mateo Community
                                            West: Florentino Roman Avenue

Legal Data                              :   Deed No. 207 before Tomas Correa Acevedo, Esq.

Inscription Data                        :   Volume 47/ Page 126/ Property 1521

Comments                                :   This parcel was later developed with a
                                            project that has a total of 44 residential units.


COMPARABLE LAND SALE NO. 14
---------------------------

Location                               :   Adjacent to Brisas de Loiza Development, North of Road
                                           874, Torrecillas Ward, Canovanas, Puerto Rico

Grantor                                :   Desarrollos Modernos S.E.

Grantee                                :   M.R. Investments, S.E.

Date of Sale                           :   August 28, 1989

Area of Property                       :   15.710 Cuerdas

Sales Price                            :   $625,000.00

Price per Cuerda                       :   $39,783.00 say $39,800.00

Legal Data                             :   Deed #207 before Tomas Correa Acevedo, Esq.

Inscription Data                       :   Volume 248 / Page 252 / Property 11262

Zoning                                 :   R-3

Terms                                  :   Cash to Sellers

Shape                                  :   Irregular

Terrain                                :   Flat to rolling

Floodplain                             :   Zone "C" - Minimal Flood Hazard

Utilities                              :   All available to site

Boundaries                             :   North - Principal Farm
                                           South - Brisas de Loiza Development
                                           East - Santa Barbara Community
                                           West - Principal Farm

COMPARABLE LAND SALE NO. 15
---------------------------

Location                              :   G Street, Km. 2.1 State Road No. 861, Flamingo Hills
                                          Residential Subdivision Pajaros Ward, Bayamon, Puerto
                                          Rico

Grantor                               :   Mr. Jose G. Ramirez Mas

Grantee                               :   Lazoff and Son, S. E.

Date of Sale                          :   October 10, 1989

Area of Property                      :   32.9072 Cuerdas

Sales Price                           :   $1,276,800.00

Price per Cuerda                      :   $38,800.02 say $38,800.00

Zoning                                :   R-1 (Residential)

Legal Data                            :   Deed No. 25 before Rodolfo Gluck Figueroa, Esq.

Comments                              :   At this same date the grantee also purchased
                                          the adjacent property from Mr. Alfredo Ramirez Moragan.
                                          Said parcel had a total area of 7.2284 cuerdas and was
                                          purchased in consideration of $343,900 or $47,600 per
                                          cuerda. It should also be pointed out that said property
                                          had a dilapidated structure that added no value to the
                                          property. If both transactions are considered together
                                          the indication would then be $40,400.

COMPARABLE LAND SALE NO. 16
---------------------------

Location                               :   Site of San Rafael Estates Residential Subdivision,
                                           Km. 2.2 State Road No. 862, Hato Tejas Ward, Bayamon,
                                           Puerto Rico

Grantor                                :   Magnum Heritage, Inc.

Grantee                                :   San Rafael Estates, S. E.

Date of Sale                           :   October 1990

Area of Property                       :   37.4058 Cuerdas

Sales Price                            :   $1,350,000.00

Price per Cuerda                       :   $36,090.00 say $36,100.00

Zoning                                 :   R-1 (Residential)

Legal Data                             :   N/A

Comments                               :   Magnum Heritage, Inc., composed by the
                                           Fournier Torres Estate, sells the corporation
                                           to San Rafael Estates, S. E. for $1,350,000.00
                                           on October, 1990.

COMPARABLE LAND SALE NO. 17
---------------------------

Location                             :    Site of the Quintas de Campeche Residential
                                          Development, Carolina, Puerto Rico

Grantor                              :    Isabel Colon Ortega

Grantee                              :    Quintas de Campeche

Date of Sale                         :    October 17, 1991

Sales Price                          :    $480,000.00

Area of Property                     :    9.75 Cuerdas

Price per Cuerda                     :    $49,230.77 say $49,200.00

Zoning                               :    R-1

Term                                 :    Cash to seller

Shape                                :    Basically rectangular

Topography                           :    Mostly level to gently sloping

Flood Classification                 :    Zone C - Minimal flood hazard

Legal Data                           :    Deed No. 44 before Wilfredo Mendez Matos, Esq.

Inscription Data                     :    Presented at Diary 53 / Notation 431

COMPARABLE LAND SALE NO. 18
---------------------------

Location                               :   Future site of Villas del Monte Residential Subdivision,
                                           Km. 1.4 south of State Road No. 861, Hato Tejas Ward,
                                           Toa Alta, Puerto Rico

Grantor                                :   David Efron and Montecasino Development

Grantee                                :   Villas del Monte, S. E.

Date of Sale                           :   May 27, 1992

Area of Property                       :   48.2366 Cuerdas

Sales Price                            :   $1,929,464.00

Price per Cuerda                       :   $40,000.00

Zoning                                 :   R-1 (Residential)

Legal Data                             :   Deed No. 14 before Edilberto Berrios Davila, Esq.

Comments                               :   The transaction consists of two (2) adjacent parcels
                                           purchased the same day under the same therefore being
                                           considered as one sale.

COMPARABLE LAND SALE NO. 19
---------------------------

Location                                :    State Road No. 185 (Int.), Canovanas Ward, Canovanas,
                                             Puerto Rico

Grantor                                 :    Sandra Calderon Bird et al

Grantee                                 :    Grupo Catalan de Inversiones, Inc. S.A.

Date of Sale                            :    January 25, 1993

Sales Price                             :    $725,000.00

Size                                    :    36.2757 Cuerdas

Price per Cuerda                        :    $19,985.83 say $20,000.00

Legal Data                              :    Deed # 14 before Maria del Carmen Martinez Lugo, Esq.

Inscription Data                        :    Volume 282 / Page 100 / Property # 12663

Zoning                                  :    A-3

Terms                                   :    6 Equal payments of 75,000 and a final payment of
                                             $55,000 in year 2000 at 7%

Shape                                   :    Irregular

Terrain                                 :    Mixed including level and hilly.

Flood Plains                            :    Zone "C" - Minimal Flood Hazard

Utilities                               :    All available to site

Comments                                :    Tax code No. is 117-000-004-11-000

COMPARABLE LAND SALE NO. 20
---------------------------

Location                              :   State Road No. 185 (Int.) Canovanas Ward, Canovanas,
                                          Puerto Rico

Grantor                               :   Rolando R. Calderon Cabrera

Grantee                               :   Grupo Catalan de Inversiones, Inc. S.A.

Date of Option                        :   January 25, 1993

Sales Price                           :   $1,000,000.00

Size                                  :   53.6028 Cuerdas

Price per Cuerda                      :   $18,655.74 say $18,700.00

Legal Data                            :   Deed # 17 before Maria del Carmen Martinez
                                          Lugo, Esq.

Inscription Data                      :   Volume 282 / Page 92 / Property # 12662

Zoning                                :   A-3

Terms                                 :   3 payments of 125,000; 3 payments of 100,000;
                                          1 payment of 75,000 (year 2000 at 7%)

Shape                                 :   Irregular

Terrain                               :   Mixed including level and hilly.

Flood Plains                          :   Zone "C" - Minimal Flood Hazard

Utilities                             :   All available to site

Comments                              :   Tax code No. is 117-000-004-03-901

LAND OPTION NO. 1
-----------------

Location                         :   South side of State Road No. 3, Canovanas
                                     Ward, Canovanas, Puerto Rico

Grantor                          :   Jose Alberto Gabriel Calderon

Grantee                          :   Rainforest Factory Outlet, Inc.

Date of Option                   :   July 6, 1993

Sales Price                      :   $2,758,132.05

Size                             :   82.3323 Cuerdas

Price per Cuerda                 :   $33,500.00

Legal Data                       :   Deed # 5 before Luis Morales, Esq.

Inscription Data                 :   Volume 282 / Page 35 / Property # 12654

Zoning                           :   A-1 / A-3 / R-1

Terms                            :   To be negotiated at closing.

Shape                            :   Irregular

Terrain                          :   Level

Flood Plains                     :   Zone "C" - Minimal Flood Hazard

Utilities                        :   All available to site

Main Boundary                    :   North - State Road No. 3

Comments                         :    Tax code No. 089-000-010-33-000 $30,000 option was secured by the seller. An additional $15,000 option is due in 18 months.


LAND OPTION NO. 2
-----------------

Location                           :   South side of State Road No. 3, Canovanas
                                       Ward, Canovanas, Puerto Rico

Grantor                            :   Ruben Dario Estefan Calderon

Grantee                            :   Rainforest Factory Outlet, Inc.

Date of Sale                       :   July 6, 1993

Sales Price                        :   $1,305,763.80

Size                               :   39.5686 Cuerdas

Price per Cuerda                   :   $33,000.00

Legal Data                         :   Deed # 4 before Luis Morales, Esq.

Inscription Data                   :   Volume 282 / Page 28 / Property # 12653

Zoning                             :   A-1 / A-3

Terms                              :   To be negotiated at closing.

Shape                              :   Irregular

Flood Plains                       :   Zone "C" - Minimal Flood Hazard

Utilities                          :   All available to site

Main Boundary                      :   North - State Road No. 3

Comments                           :   Tax code No. 089-000-010-34-000 a $20,000
                                       deposit was secured by the seller.

                    Analysis of the Listed Comparable Sales
                    ---------------------------------------

Twenty two indications of value have been presented by the appraisers to estimate the market value of the subject property as if vacant and available for development. The included comparable sales are summarized as follows:

--------------------------------------------------------------------------------
                             Excess Land Valuation
                          New El Comandante Racetrack
                         Km. 18.2 State Road Number 3
                    Municipality of Canovanas, Puerto Rico
                            Summary of Listed Sales
--------------------------------------------------------------------------------

Sale #       Location        Date of Sale        Sales Price       Size        Price per Cuerda      Zoning       Highest & Best Use

   1        Rio Grande        Sep-85               $527,062       17.0706           $30,900        Residential        Commercial
   2         Carolina         Feb-86               $698,680       19.9623           $35,000        Residential        Residential
   3        Canovanas         Feb-86               $350,000         17.99           $19,500        Residential        Residential
   4        Rio Grande        May-86             $2,100,000      483.0359            $4,300        Agricultural       Resort/Golf
   5         Carolina         Aug-86               $813,000       26.9791           $30,100        Residential        Residential
   6         Carolina         Aug-86             $1,500,000       30.0868           $49,900        Residential        Commercial
   7         Carolina         May-87             $3,107,234      103.5745           $30,000        Residential        Residential
   8         Carolina         May-87             $1,078,000       25.0416           $43,000        Residential        Commercial
   9         Carolina         Nov-87             $1,049,400       35.4712           $29,600        Residential        Residential
   10        Carolina         Dec-87               $800,000       20.1488           $39,700        Residential        Commercial
   11        Luquillo         Jun-88             $1,300,000      447.6457            $2,900        Residential        Residential
   12        Carolina         Oct-88               $575,000       23.5161           $24,500        Residential        Residential
   13        Carolina         Jun-89               $415,000          9.75           $42,600        Residential        Residential
   14       Canovanas         Aug-89               $625,000         15.71           $39,800        Residential        Residential
   15        Bayamon          Oct-89             $1,276,800       32.9072           $40,400        Residential        Residential
   16        Bayamon          Oct-90             $1,350,000       37.4058           $36,100        Residential        Residential
   17        Carolina         Oct-91               $480,000          9.75           $49,200        Residential        Residential
   18        Toa Alta         May-92             $1,929,464       48.2366           $40,000        Residential        Residential
   19       Canovanas         Jan-93               $725,000       36.2757           $20,000        Agricultural       Residential
   20       Canovanas         Jan-93             $1,000,000       53.6028           $18,700        Agricultural       Residential
  Opt1      Canovanas         Jul-93             $2,758,132       82.3323           $33,500          Agr./Res.         Res./Com.
  Opt2      Canovanas         Jul-93             $1,305,764       39.5686           $33,000          Agr./Res.         Res./Com.

The included comparable sales provide for a range of value indications from a low of $2,900 to a high of $49,900 per cuerda with a mean of $31,414 per cuerda. Due to the lack of other recent transactions within the immediate neighborhood of the subject, the search was extended to other sectors such as the Municipality of Luquillo, Rio Grande, Carolina and Bayamon, where additional sales information will compliment those found within the immediate subject area. The first twelve (12) listed sales in spite of the fact that they may be considered to be dated, they have been included by the appraisers because they are true representatives of the development and trends that have taken place within the area in the past ten years. It should also be mentioned that the residential and commercial activity of parcel that sell for future development is one that is not as active as other real estate markets. As it was mentioned in the area analysis the population growth that has been experienced in the Metropolitan Area within the past decade is now reaching the surrounding municipalities such as Caguas and Gurabo towards the south, Toa Alta and Dorado towards the west and the suburban sections of Carolina and Canovanas towards the east. The following pages is a brief summary of the most relevant real estate activity that will serve as a base to estimate the value of the subject property.

Comparable Sales no's 1 and 4 are from the adjacent Rio Grande Municipality. Sale No. 1 is a commercial transaction involving a site that fronts State Road No. 3. Actually, Sale No. 1 is the site of a fast food court. This 17.0 cuerda parcel sold for $30,000 per cuerda on September 1985. Comparable Sale no. 4 on the other hand is one of the largest listed transaction at 483 cuerdas. It is a Rio Grande beach front farm purchased for $4,300 per cuerda in 1986 for development of a tourist-resort hotel. At the current time there is an 18 hole par 72 golf course that will be part of the Bahia Beach Plantation Complex facilities that will include villas, hotel facilities and marinas. As of the effective date of the report, the appraisers have learned that there are certain approvals, however, exact plans on behalf of the owner are not available at this time.

Comparable Sales No. 2 and No. 9 are two parcels of land located adjacent to the Lomas de Carolina development, a single-family middle income residential subdivision located about 1 mile west of the subject. Access to these tracts is through the interior streets of the original Lomas de Carolina Development. The sites comprise 20 and 35 cuerdas, respectively, that were purchased by the same developer during consecutive years (1986-87) for $35,000 and $30,000 per cuerda, respectively. The lower indication of comparable #9 is due to the inferior topography and additional earth movement that was required on this property. These two tracts have since been developed into middle-income residential developments. The two comparable sites are considered very similar to the subject.

Comparable Sale no. 3 is the only comparable transaction discovered in the Canovanas municipality. Significantly, however, this 18.0 cuerda tract is located adjacent to subject parcel A (A-5), at its southeastern limits bounding with State Road No. 185. In effect, the subject property encloses Sale No. 3. Purchased for $20,000 per cuerda during 1986, this parcel has been improved with streets, lights, etc. and vacant residential sites in the 900-1,500 square meters range were sold. Most of these sites have already been improved with single family dwellings most of which have over 2,500 square feet and price range from around $175,000 to over $500,000.

Comparable Sales No. 5 refers a remnant tract of the original Los Colobos Farm, located to the south of Parque Ecuestre Development and the subject. Access to this property is through the original development. The comparable tract has almost level topography and was adjacent to the infrastructure available at the adjacent subdivision. The property was developed with a low-cost residential subdivision by the grantee. The property was sold for $30,000 per cuerda in August 1986.

Comparable Sale No. 6 is one of the oldest listed sales within the surrounding area. This 30 cuerda parcel was purchased during 1986 by the Interamerican University. The Interamerican University is the largest private university in Puerto Rico with various campuses through the Island, including municipalities such as San German, Humacao and the Metropolitan Area. This property has a favorable corner position with excellent commercial exposure. This parcel abuts Comparable Sale Number 7.

Comparable Sale No. 7 is comprised of two adjacent vacant parcels of land totaling 103.5745 cuerdas (83.7632 and 19.8113 cuerdas, respectively) located
south of Km. 13.5 of the 65th Infantry Avenue, east of State Road 857.   These
sites are also remnants of the original Los Colobos Farm and are located north of and abutting with Parque Ecuestre Residential Subdivision.

The front part of this property comprises approximately 30 to 31 cuerdas of land area while the remaining parcel area which is located towards the rear has received preliminary approvals for a residential development consisting of approximately 450 lots and 128 town houses. As of the effective date of this report the property is being developed with a residential community known as Jardin Margarita. In addition, a portion of the front part of approximately 15 cuerdas facing 65th Infantry Avenue was reportedly being considered at one time by the Puerto Rico Industrial Development Company (PRIDCO) for construction of a light industrial subdivision. Given the recent trend by PRIDCO to sell some of its industrial assets, it is rather unlikely that the development of this light industrial park will break ground. The overall property was purchased for $30,000 per cuerda during mid 1987.

Comparable Sales No. 8 and No. 10 refer to two almost adjacent sites of 25.04 and 20.15 cuerdas, respectively, facing 65th Infantry Avenue. The comparable properties enjoy level topography, rectangular configuration and adequate frontage to the thoroughfare. Comparable Sale No. 8 was transacted in May of 1987 for $43,000 per cuerda to First SBS Associates, a company that have developed several shopping centers around the Island. According to the plans recently unveiled the site is currently being developed with a shopping center that already houses Kmart, Builders Square and Office Max. This parcel abuts Comparable Sale No. 7. Comparable Sale No. 10 was transacted in December 1987 for $39,700 per cuerda by a well known local developer. The temporary facilities of the sales office of Los Colobos Park were constructed at this site.

Comparable Sale No. 11 is the next largest single listed transaction. It refers to a 448 cuerda farm in Luquillo, the next eastern most municipality to the subject, after Rio Grande. This property was originally purchased for the development of large country sites (1.0 to 2.0 cuerdas) for $3,000 per cuerda during June 1988. The most recent plans however, according to the developer, is to develop 215 units in a developable area, use 120 cuerdas to be used for pasture and the remaining land to be developed in 3,000 square meter sites. Sale no's 4 and 11 have been listed primarily to establish the value for very large tracts of land outside the Metro Area, which would consequently imply a lower limit of value for some of the worst portions of the subjects.

Comparable Sale No. 12 refers to a 23.52 cuerda tract located south and adjacent to Comparable #2. This property was also part of the original Los Colobos Farm. The property was transacted in October 28, 1988 for $24,500 per cuerda, reflecting the lowest indication of value. This property has access through the extension constructed at Sale #9, considered to be inconvenient due to narrow streets.

Comparable Sale No. 13 refers to the site of the 44 unit Paseo Alhambra Residential Project just north of the Villas San Anton Residential Subdivision and south of the University of Puerto Rico's Carolina Regional Campus, near the boundary with the San Juan and Trujillo Alto Municipalities. This project offers 3BR and 4BR units with minimum sites of 450 sq. mts. within a controlled access project enjoying recreational facilities. This parcel was acquired for $43,000 per cuerda in mid-1989.

Comparable Sale No. 14 refers to a 15.710 cuerda parcel of vacant land located adjacent to the existing Brisas de Loiza Development, about two miles of subject with access through Road 874. The location of the comparable property is inferior to the subject as it is located in a more suburban sector. The comparable property which consists of 15.71 cuerdas is a segregation of a larger parcel of approximately acquired by Desarrollos Modernos S.E. from Banco Popular de Puerto Rico over which the first section of Brisas de Loiza residential subdivision was developed. The property was transacted for $40,000 per cuerda in August 1989, but the property included some improvements such as partial street curbs and some earth movement. The property is currently being developed with a low-cost subsidized single family residential subdivision similar to the one developed at Comparable #5. Inspection of the site revealed a hilly section which is currently being removed by bulldozer to allow for the construction of additional houses.

Comparable Sale No. 15 is a 32.9072 cuerda parcel that was sold for a reported $1,276,800 representing an indication of $38,800 per cuerda. However, as mentioned in the comments section of the sale the grantee also purchased the adjacent property the same day. If both transactions are considered as one the indication of value would be $40,400 per cuerda. Despite the fact that this property is located within the limits of Bayamon, it has bee presented by the appraiser because it represents a sale of suburban parcels purchased within the outskirts of the Metropolitan Area for residential development.

Comparable Sale No. 16 is the transaction involving a 37.4058 cuerda parcel of land located at Km. 2.2 of State Road No. 862 at the Hato Tejas Ward of Bayamon, Puerto Rico. A residential subdivision known as San Rafael Estates has been developed at the site. Conversations with Realtor Noel Antongiorgi several years ago revealed that problems have been encountered selling those units facing a rather large warehouse facility at the southeastern boundary of the property, and those units facing a blighted low income residential area located at the northern boundary of the property. Reductions in price of about $30,000 for those units mentioned, have received very limited acceptance by the market. This property can be considered inferior to the subject in surrounding neighborhood, an influence which crosses over into locational characteristics. The property was transacted in October 1990 for $36,000 per cuerda.

Comparable Sale No. 17 is located to the west of the subject along route 860 in Carolina. The property was acquired for its development into a single family residential development, Quintas de Campeche. The 9.75 cuerda tract is smaller than the subject but it is included since it reflects the current trends in the values of properties susceptible for development into residential subdivisions. At $50,000 per cuerda, the comparable sets the upper limit of value for this type of property.

Comparable Sale No. 18 is the most recent of the listed sales. This is the purchase of a 48.0 cuerda parcel of land located south of the recently built Madelaine Residential Subdivision, located just south of State Road No. 861 (Km. 1.4) at the Hato Tejas Ward of Bayamon. Conversations with Mr. Cuello, a representative of Villas del Monte, S. E. reveals that 313 units are presently being developed upon this site in what is to be known as Villas del Monte residential subdivision. This transaction reflects a 1992 sales price of $40,000 per cuerda.

Comparable Sale No. 19 and Comparable Sale No. 20 are two sites previously owned by the Calderon family a well known landlord of Canovanas. In combination these parcels have a total area of almost 90 cuerdas. They are located near State Road Number 185 across the street from part of the subject property. This is the most recent transaction within the immediate area and represents an indication for the subject property category III parcels. According to the topographic maps of the area the features are similar to the subject property. The plans for the property are still unknown.

Land Option No. 1 and 2 have a combined area of approximately 120 cuerdas. The parcels have exposure to State Road Number 3 however, the zoning is agricultural. These two options are subject to the approvals of a Shopping Center Outlet Mall of approximately 736,000 gross area. According to plans.
The rentable area will be 341,517 and the property will also have a 394,483 open area arcade, lakes waterfalls and other amenities. In addition, a cistern of 1.5 million gallons will be constructed, two out parcels of 30,000 sq. ft. and 5,000 sq. ft. will be reserved and the center will have parking facilities for 5,500 vehicles. Future plans include a 200 room hotel that will be located on a 75 cuerdas parcel. The rest of the land will be reserved for future development. The most recent information on these options was obtained in 1995.

After all the sales analysis has been performed, the next step will be the valuation itself. Value conclusions for each category within each subject will be estimated, with a summary following this process. General comments on these conclusions will follow.

Category I
----------
Parcel        :  B (North Bowl)
Area          :  70 cuerdas
Main Feature  :  Fronts 65th Infantry and has commercial potential and exposure

At Los Colobos Farm Sales Nos'. 6, 8 and 10, refer to parcels of 30, 25 and 20 cuerdas respectively which front 65th Infantry Highway and which sold (1986-
1987) in the $39,700 to $49,900 per cuerda range. Sale No. 7, a 103.5 cuerda tract, also fronting State Road No. 3, sold for $30,000 per cuerda during 1987, however, the fact that it refers to a larger tract coupled with the fact that a fraction of the property has the commercial exposure is what provides for a lower indication. Sales No. 1 is another indication of the parcels with commercial potential, however, located in Rio

Grande fronting 65th Infantry Highway. This area of 17 cuerdas carries an indication of $30,000 per cuerda which is consistent with an inferior location as well as the fact that it was also transacted in 1985.

Based on the previous sales it is fair to say that the subject parcel should fall within the limits of $30,000 and $50,000, however, the lower limit represents inferior features. In addition to the sales the appraisers also provided information on the most recent option available. Options 1 and 2, as mentioned, provide an indication of parcel that have some commercial exposure. Both parcels combined have an area of around 120 cuerdas. As mentioned above, these transactions cover an area were part of the site has the commercial exposure (zoned residential) while the other section has a residential exposure (zoned agricultural). Given this mixture of possible commercial and residential uses provides a hybrid indication of value. Therefore, based on these sales the appraisers conclude the following.

Based on the above analysis and with no other indications as hand, the appraisers are of the opinion that the market value of the 70 cuerdas tract identified as Parcel "B" should fall within the indicated range at $40,000 per cuerda. Therefore, the rounded indicated market value for the subject property as of June 30, 1995 was:

                                 $2,800,000.00
                 (TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS)

Category II
-----------
Parcel        :  Part of parcel A (A-1, A-2, A-3, A-4, and A-5) (Central Bowl)
Area          :  165.0 cuerdas
Main Feature  :  Largest of subject bowls containing the flattest lands

Sales at Los Colobos, Parque Ecuestre, Lomas de Carolina and Brisas de Loiza are strong determinants of value for this subject portion. The best topographies at these locations are in the $25,000 to $40,000 per cuerda (1986-1989). Other transactions within Carolina involve the sites of San Anton and Campeche which are considered superior to the subject property. In addition, the appraisers presented several sales from Bayamon and Toa Alta that ranged between $36,100 and $40,000 per cuerda. These locations are also located in superior sectors with a strong residential market base and superior infrastructure. Therefore, it is fait to say that the indication of value for this section should fall within the highest indications of the sites located closer to the subject.

Based on the above analysis and with no other indications as hand, the appraisers are of the opinion that the market value of the 165 cuerdas tract identified as Parcel "A" should fall within the indicated range, at $35,000 per cuerda. Therefore, the rounded indicated market value for the subject property as of June 30, 1995 was:

                                 $5,775,000.00
        (FIVE MILLION SEVEN HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS)

Category III
------------
Parcel        :  Part of parcel A (A-5) (South Bowl)
Area          :  80 cuerdas
Main Feature  :  Most difficult terrain to develop. Contains steepest slopes.

Sale No. 3, a 18.0 cuerda Canovanas parcel located adjacent to this section is a strong value indicator. It sold for $20,000 per cuerda during 1986. The two most recent indications of value that have taken place within the subject area are the two sites recently sold for around $20,000 per cuerda. (Comparable Sales No. 19 and 20) As mentioned these involve sites that have good developable areas however others are steeper and more difficult to develop. Therefore, it would be consistent to say that the subject should fall under the $20,000 mark.

Based on the above analysis and with no other indications as hand, the appraisers are of the opinion that the market value of the 80 cuerdas tract identified as Part of Parcel "A" (A-l) should fall within the indicated range, at $15,000 per cuerda. Therefore, the rounded indicated market value for the subject property as of June 30, 1995 was:


                                $ 1,200,000.00
                  (ONE MILLION TWO HUNDRED THOUSAND DOLLARS)

Category IV
-----------
Parcel        :  Green Areas Part of Parcels A, B & C (A-1, A-2, A-3, A-4, A-5)
Area          :  244.0 cuerdas
Main Feature  :  Undevelopable lands in mountain range and flood prone areas.

Sale No. 4 and 11 at Rio Grande and Luquillo respectively (483 & 447 cuerdas) for an average indication of $3,600 per cuerda (1986-1988) provides insight to this large green area section.

Based on the above analysis and with no other indications as hand, the appraisers are of the opinion that the market value of the 250 cuerdas tract identified as the undevelopable and flood prone areas within all the parcels should fall within the indicated range, at $3,000 per cuerda. Therefore, the rounded indicated market value for the subject property as of June 30, 1995 was:

                                  $750,000.00
                  (SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS)

                    Reconciliation and Final Value Estimate
                    ---------------------------------------

This appraisal assignment considered the valuation of a large vacant parcel of urban land under single ownership within the outskirts of the San Juan Metropolitan Area. The subject property, is located in the path of urban growth to the East. Because of the size and topographical characteristics of the subject property, the valuation was divided in sub-areas or categories of land. Each area was considered based on its own merits but in relation to overall property itself.

Twenty (20) deeded transactions were listed in order to support value estimates for the subject. In addition, two options were considered, as they offered strong insight as to the valuation process. Also, sales representing different uses of land were included to accommodate a similar possibility on the large portion of the subject.

The appraisers consider that the listed data not only strongly supports the market value concluded for each of the subjects, but also provides adequate table represents a summary of the conclusions made by the appraisers.

              Category     Area in Cuerdas    Estimated Values
              I                    70           $ 2,800,000
              II                  165           $ 5,775,000
              III                  80           $ 1,200,000
              IV                  244           $   750,000
              Totals              559           $10,525,000

In the marketing time section of this report it was concluded that the categories above would be discounted 2, 5, 7 and 10 years respectively.

Once the time period has been estimated, the second decision that has to be made is the discount rate that is to be used. The discount rate is the rate of return on the investment. Every discount rate must incorporate four elements of compensation which every investor is seeking. A rate of return must be paid to compensate the investor for overcoming time preference, giving up liquidity, assuming investment management burdens and assuming the risks of investment and ownership.

Discounting
-----------

Discounting is defined as a concept of time preference which holds that future income or benefits are worth less than the same income or benefits now, and that they decrease in value systematically as the time for their receipt is further deferred into the future. In appraisal analysis, discounting is the arithmetic procedure of applying a specific rate (usually) derived from the market to the anticipated future income stream in order to develop a present worth estimate.

This discount rate is based principally on what other alternative opportunities exist for the investor, and these opportunities are weighed against the relative risks which ownership of those opportunities involve. The higher the risk the higher the discount rate should be, for the typical investor would expect a greater return on an investment where there is a higher possibility of loss.

The recent "Real Estate Report", Volume 24, No. 1-1995, published by the Real Estate Research Corporation (RERC), included a table of real estate vis-a-vis capital market returns based on a survey conducted, which reflected desired returns for the First Quarter 1995 acquisitions. The following table is a summary of the rates indicated.

--------------------------------------------------------------------------------
                 Real Estate vis a vis Capital Market Returns
--------------------------------------------------------------------------------
                      1Q 1995  4Q 1994  1Q 1994  1Q 1993 1Q 1992 1Q 1991
Real Estate Yield      11.6     11.7     11.7     12.2    12.1     11.8
Moody's Baa Corporate   8.6      9.1      8.1      8.2     9.3     10.1
Moody's Aaa Corporate   8.1      8.5      7.5      7.6     8.4      8.9
10-Year Treasuries      7.1      7.8      6.5        6     7.5      8.1

The range has remained rather stable in the recent past, as desired returns were reported in the ranges of 11.6% to 12.2%. Considering that the present economic situation in Puerto Rico has remained stable in the past several years it would be fair to say that the discount rate should fall within the parameters listed above. However, the effect of the additional risk, shown by the market to exist in the case of Island investment properties versus mainland (USA) properties, requires that we adjust for this perception. Therefore, the upper end of the yields indicated will be adjusted by 1% or approximately 13.0%. The following table represents the discounting process based on the figures mentioned above.

--------------------------------------------------------------------------------
                                  Excess Land
                         New El Comandante Race Track
                          Marketing Time Discounting
--------------------------------------------------------------------------------
Year              Market Value per Year      Discount Factor     Present Worth
 2                  $   2,800,000               0.783146683        $ 2,192,811
 5                  $   5,775,000               0.542759936        $ 3,134,439
 7                  $   1,200,000               0.425060644        $   510,073
10                  $     750,000               0.294588348        $   220,941
Total Present Worth                                                $ 6,058,263
Rounded to........................................................ $ 6,100,000

In conclusion, then, based upon the nature of the subject property (their location, size, topography and highest and best use), and considering the quantity and the quality of the market data listed; the appraisers are of the opinion that the estimated market value in fee simple for the subject property, assumed vacant and available for use, as of June 30, 1995 was:

                                 $6,100,000.00
                  (SIX MILLION ONE HUNDRED THOUSAND DOLLARS)

                         Certificate of the Appraiser
                         ----------------------------

I certify, that to the best of my knowledge and belief,.......

-    The statement of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

- I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

- My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of stipulated result, or the occurrence of a subsequent event.

- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice; and, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the date of this report, I, Robert F. McCloskey have completed the requirements under the continuing education program of the Appraisal Institute.

- My value conclusion as well as other opinions expressed herein are not based on a requested minimum value, a specific value or approval of a loan.

- I have made a personal inspection of the property that is the subject of this report.

- No one provided significant professional assistance to the persons signing this report.



                                            /s/ Robert F. McCloskey

                                            ROBERT F. McCLOSKEY, MAI, CRE
                                            Appraiser

                         Certificate of the Appraiser
                         ----------------------------

I certify, that to the best of my knowledge and belief,.......

-    The statement of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

- I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

- My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of stipulated result, or the occurrence of a subsequent event.

- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice: and, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- My value conclusion as well as other opinions expressed herein are not based on a requested minimum value, a specific value or approval of a loan.

- I have made a personal inspection of the property that is the subject of this report.

- No one provided significant professional assistance to the persons signing this report.


                                                       /s/ William A. Medina

                                                       WILLIAM A. MEDINA
                                                       Appraiser

                   Qualification Data - Robert F. McCloskey
                   ----------------------------------------


Designations
------------

MAI          -          Appraisal Institute
CRE          -          Society of Real Estate Counselors
SRA          -          Appraisal Institute
MIE          -          Institute of Evaluators of Puerto Rico


Education
---------

Cornell University, Ithaca, New York
University of Puerto Rico, Rio Piedras, Puerto Rico - B.B.A.


Member
------

Appraisal Institute

San Juan Board of Realtors - Active

Society of Real Estate Counselors


License
-------

Puerto Rico Appraiser License No. 19

Certified Real Estate Appraiser
Commonwealth of Puerto Rico
Certificate No. 17
(Compliance with Title XI of FIRREA)

Appraisal Courses and/or Examinations
-------------------------------------

Principles and Techniques                     Society of Real Estate
of Residential Appraising                     Appraisers

R-2 Examination                               Society of Real Estate
                                              Appraisers

Narrative Report Seminar                      Society of Real Estate
Income Producing Property                     Appraisers

Real Property Appraisal                       American Institute of
1-A                                           Real Estate Appraisers

Narrative Report Seminar                      Society of Real Estate
                                              Appraisers

Mortgage Equity                               Society of Real Estate
Capitalization Seminar                        Appraisers

Principles of Income                          Society of Real Estate
Property Appraising 201                       Appraisers

Real Estate Appraisal II                      American Institute of
Urban Properties                              Real Estate Appraisers

Real Estate Appraisal IV                      American Institute of
Eminent Domain Valuation                      Real Estate Appraisers
(Expropriation)

Real Estate Appraisal VI                      American Institute of
Investment Analysis                           Real Estate Appraisers

Real Estate Appraisal VII                     American Institute of
Industrial Properties                         Real Estate Appraisers

Math-Stat Seminar                             Society of Real Estate
                                              Appraisers

R41-B and the Appraisers Seminar (1985)       Society of Real Estate
                                              Appraisers

Income Capitalization                         American Institute of
Workshop Seminar (3/24/86)                    Real Estate Appraisers

Standards of Professional                     American Institute of
Practice Seminar (5/1/86)                     Real Estate Appraisers

Depreciation Analysis                         Society of Real Estate
Seminar (3/25/86)                             Appraiser

HP 12C Seminar                                Society of Real Estate
(6/13/86)                                     Appraisers

The Appraiser as an Expert                    Society of Real Estate
Witness Seminar (1/17/89)                     Appraisers

Cash Equivalency Seminar                      American Institute of
(2/6/89)                                      Real Estate Appraisers

Capitalization Overview:                      American Institute of
Part A Seminar (2/7/89)                       Real Estate Appraisers

Capitalization Overview:                      American Institute of
Part B Seminar (2/8/89)                       Real Estate Appraisers

Valuation of Lease Interest                   American Institute of
Part I Seminar (2/9/89)                       Real Estate Appraisers

Subdivision Analysis Seminar                  American Institute of
(2/10/89)                                     Real Estate Appraisers

Investment Analysis Seminar                   American Institute of
(2/11/89)                                     Real Estate Appraisers

Exam Prep For Commercial                      Society of Real estate
Appraiser Certification                       Appraisers
Oct. 19 & 20, 1990                            Columbus, Georgia

Standards & Professional Practice             American Institute of
and Exam - December 12 - 16, 1990             Real Estate Appraisers
                                              Fort Lauderdale, Florida

Appraisal Theory Update Seminar               Appraisal Institute
April 13, 1992                                South Florida Chapter

Hotel/Motel Valuation Seminars                Appraisal Institute
May 12, 1992                                  North Jersey Chapter

Advanced Income Capitalization                Appraisal Institute

Workshop (1992)                               San Juan, Puerto Rico

Appraisal Regulations of the                  Appraisal Institute
Federal Banking Agencies from the             Rosemont, Illinois
Lenders Perspective (November 1992)

Standards of Professional Practice            Appraisal Institute
410/420 (November 1993)                       Atlanta, Georgia

Understanding Limited Appraisals              Appraisal Institute
and Appraisal Reporting Options (1994)        San Juan, P.R.


Qualified Appraiser
-------------------

Banco Bilbao Vizcaya, S. A.
Banco Central Hispano P.R.
Banco Cooperativo de P.R.
Banco del Comercio
Banco Financiero de P.R.
Banco Popular de Puerto Rico
Banco Santander de P.R.
Bank and Trust of P.R.
Bank of Boston
Bank of Nova Scotia
Chase Manhattan Bank, N.A.
Chase Manhattan Bank, N.A., New York
Chase Manhattan Bank, N.A., St. Thomas. US VI
Citibank, N.A.
Eurobank
Fajardo Federal Savings Bank
Federal Deposit Insurance Corporation
Federal National Mortgage Association
FirstBank
First National Bank of Chicago
Government Development Bank of Puerto Rico
Independence Bank, Providence, Rhode Island
Knickerbocker Federal Savings
Las Americas Trust
Mellon Bank of Pittsburgh
Mortgage Guaranty Insurance Corporation
Oriental Bank and Trust
PonceBank
Puerto Rico Industrial Development Corporation
RG Federal Savings Bank

Roig Commercial Bank
Royal Bank of Canada
Santander National Bank
Scotiabank de P.R.
Western Federal Bank


Some of Major Industrial Clients Served
---------------------------------------

Abbot Laboratories                            Merck, Sharp & Dohme
American Chemical Co.                         Monsanto Chemical
Avianca Airlines                              Pepsi Cola
Daniel Construction                           PPG Industries
David M. Corporation                          Phelps Dodge
Eastern Airlines                              Puerto Rico Cement Co.
El Mundo Enterprises                          Puerto Rican Container
El Nuevo Dia Newspaper                        San Juan Racing
Esso Standard Oil Co.                         Shell Oil Co. of PR
Gulf and Western Realty                       Stathem Gould
Ingersoll Rand                                Texaco Oil Company
International Harvester                       Time, Ltd.
Johnson & Johnson                             Wagner Communications
Kane Caribbean                                Atari
Kraft Foods

Superior Court of Justice
           -   Expert Qualified Witness

United States Bankruptcy Court for the District of P.R.
           -   Expert Qualified Witness

United States District Court for the Southern District of Florida

United States District Court for the District of Puerto Rico

United States of America - General Services Administration

Experience
----------

Single Family Residential, Apartment Houses, Condominium Projects, Income Producing Properties, Industrial Properties, Special Purpose Properties.

Offices Held
------------

Society of Real Estate Appraisers                         President
Puerto Rico Chapter No. 171                               1974-1975

Society of Real Estate Appraisers                         Vice
 Governor
District 13                                               1976-1978

Appraisal Institute                                       1992-1993
Puerto Rico Chapter
Board of Directors

Appointed by the Governor of Puerto Rico                  1978-1982
to the Real Estate Appraiser Licensing Board for
the Commonwealth of Puerto Rico

                    Qualification Data - William A. Medina
                    --------------------------------------


Personal Information
--------------------

Villas de Paseosol 40
200 Boulevard de la Fuente
San Juan, Puerto Rico 00926
Telephone: (809) 283-2934


Education
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University of Puerto Rico
Rio Piedras Campus
Rio Piedras, Puerto Rico
Bachelors Degree in General Sciences (Cum Laude)

Licenses and Certifications
---------------------------

Federal Certified General Real Estate Appraiser
Commonwealth of Puerto Rico
Certification Number 15
(Compliance with Title XI of FIRREA)

Professional Real Estate Appraiser License
Commonwealth of Puerto Rico
License Number 616
(Compliance with local Law 277 of July 31, 1974 as amended)

Real Estate Broker License
Commonwealth of Puerto Rico
License Number 05201 (Active)

Professional Affiliations
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MAI Candidate                                     Appraisal Institute
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Appraisal Courses and/or Examinations
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Real Estate Principles and Laws               Real Estate Institute
New York University
New York, New York (1987)

Principles of Appraisal Theory                Real Estate Institute
New York University
New York, New York (1987)

Eminent Domain in Puerto Rico                 Institute of Real Estate
San Juan, Puerto Rico (1988)                  Appraisers of Puerto Rico

Course 102 (Test approved) 39 Credits         Society of Real Estate
San Juan, Puerto Rico (1988)                  Appraisers

Real Estate Principles and Laws               Alberto Hernandez Real Estate,
San Juan, Puerto Rico (1989)                  Inc.

Mathematics for Appraisers                    Institute of Real Estate
San Juan, Puerto Rico (1989)                  Appraisers of Puerto Rico

Appraising Principles                         Institute of Real Estate
San Juan, Puerto Rico (1989)                  Appraisers of Puerto Rico

Subdivision Analysis                          Society of Real Estate
San Juan, Puerto Rico (1989)                  Appraisers

Introduction to Income Capitalization         Society of Real Estate
San Juan, Puerto Rico (1989)                  Appraisers

Appraising Condominium Properties             Society of Real Estate
San Juan, Puerto Rico (1989)                  Appraisers

Income Property Valuation for the 1990's      Society of Real Estate
San Juan, Puerto Rico (1990)                  Appraisers

Course 101 (Test Approved) 60 Credits         Society of Real Estate
San Juan, Puerto Rico (1990)                  Appraisers

Course 201 (Test Approved) 60 Credits         Society of Real Estate
San Juan, Puerto Rico (1990)                  Appraisers

Course 202 (Test Approved) 39 Credits         Society of Real Estate
Indianapolis, Indiana (1990)                  Appraisers
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Standards of Professional Practice Part A     Appraisal Institute
(Test Approved) 16 Credits
San Juan, Puerto Rico (1991)

Exam-Prep Seminar for the Residential         Appraisal Institute
State Certification (Test Approved)
15 Credits
San Juan, Puerto Rico (1991)

Exam-Prep Seminar for the General             Appraisal Institute
State Certification (Test Approved)
15 Credits
San Juan, Puerto Rico (1991)

Discounted Cash Flow Analysis                 Appraisal Institute
Boca Raton, Florida (1991)

Standards of Professional Practice Part B     Appraisal Institute
(Test Approved) 11 Credits
San Juan, Puerto Rico (1991)

Case Studies in Real Estate Valuation         Appraisal Institute
(Test Approved) 39 Credits
Florida State University
Tallahassee, Florida (1992)

Appraisal Report Writing and Valuation        Appraisal Institute
Analysis
(Test Approved) 36 Credits
Florida State University
Tallahassee, Florida (1992)

Advanced Income Capitalization Workshop       Appraisal Institute
San Juan, Puerto Rico (1992)

Introduction to Machinery and                 American Soc. of Appraisers
Equipment Valuation
Atlanta, Georgia (1993)

Course 310: Basic Income Capitalization       Appraisal Institute
(Test Approved) 36 Credits
San Juan, Puerto Rico (1993)

Feasibility Analysis and Highest and Best     Appraisal Institute
Use Non Residential Properties
Chicago, Illinois (1993)
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Real Estate Risk Analysis                     Appraisal Institute
Chicago, Illinois (1993)

Introduction to Commercial Real Estate        Commercial Investment Real
Analysis (Test Approved) 2 Credits            Estate Institute
Dorado, Puerto Rico (1993)

Litigation Valuation Seminar                  Appraisal Institute
Atlanta, Georgia (1993)

Rates, Ratios and Reasonableness              Appraisal Institute
San Juan, Puerto Rico (1994)

Professional Experience
-----------------------

Independent Real Estate Appraiser
in association with
Robert F. McCloskey & Associates              Oct. 1990 - Present

Canino, Romaguera, Morales & Associates
Hato Rey, Puerto Rico
Assistant to the Appraiser                    Feb. 1988-Oct. 1990

Weichert Realtors
New York, New York
Licensed Real Estate Salesperson              Apr. 1986 - Dec. 1987

Office Held
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Secretary of the Puerto Rico Chapter of the
Appraisal Institute                           1994

Director of the Puerto Rico Chapter of the
Appraisal Institute                           1995

Young Advisory Council of the Appraisal
Institute
May 3l-June 2, 1995                           1995

Experience
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Single Family Residential, Condominium Units, Apartment Houses, Parcels of
Land, Agricultural Land, Shopping Centers, Industrial Properties, Office Buildings, Hotels, Pharmaceutical and Electronic Manufacturing Plants, Hospitals, Thoroughbred Race Tracks and other Special Purpose Properties.